                                                                     EXHIBIT 2.1





                              UNIFRAX CORPORATION
                           RECAPITALIZATION AGREEMENT

                       Index to Stock Purchase Agreement

                          SECTION                                          PAGE
                          -------                                          ----
1.     Recapitalization                                                      2

2.     Purchase Price                                                        3

3.     Adjustment to Initial Payment                                         4

4.     Closing                                                               7

5.     Seller's General Representations and Warranties                      10

6.     Environmental                                                        21

7.     Employees and Benefits                                               24

8.     Disclaimer of Implied Warranties                                     30

9.     Buyer's Representations and Warranties                               30

10.    Brokerage/Expenses                                                   31

11.    Taxes                                                                32

12.    Obligations Pending the Closing Date                                 35

13.    Non-Competition and SEPR Agreements                                  38

14.    Indemnification                                                      39

15.    Buyer's Obligation to Close                                          48

16.    Seller's Obligation to Close                                         49

17.    Records and Cooperation                                              50

18.    Termination Rights                                                   50

19.    Notices                                                              52

20.    Governing Law                                                        52

                       Index to Stock Purchase Agreement


SECTION                                                                    PAGE
- -------                                                                    ----
21.    General                                                              52

22.    Dispute Resolution                                                   53

                               Index to Schedules


LETTER             SUBJECT                                 SECTION REFERENCES
A.     Purchase Price Allocation                     11.F.i)

B.     Accounting Principles                         3., 5.F, 5.G, 5.S.

C.     Exchange Rates                                3.

D.     March 31 Financial Statements                 5.F., 5.G.

E.     Discontinued Operations                       5.G., 14.B.

F.     Disclosure Schedule                           5.H., 5.M., 5.I.,
                                                     5.U., 5.V., 6.B., 6.C.

G.     List of Owned Real Property and               5.I.
       Leased Real Property

H.     Material Agreements                           5.J.,

I.     Intellectual Property                         5.J., 5.K.

J.     Transferred Litigation                        5.L., 5.V.

K.     Personal Property                             5.N.

L.     Personal Property Leases                      5.O.

M.     Certain Capital Expenditure Commitments       5.P., 12.B.

N.     Labor Matters                                 5.R., 5.V., 7.A.vi)

O.     Initial Payment Schedule                      2.

P.     Benefit Plans (Parts A & B)                   7.A., 7.B.

P.-1   Assumed Plans                                 7.C.

P.-2   Actuarial Assumptions                         7.C.

Q.     1996 Unifrax Involuntary                      7.C.
       Separation Program

R.     List of Project Employees Covered             7.C.
       by the NAF Divestment
       Management Separation Program

S.     Product Stewardship Program                   14.B.

Z.     Schedule 14.B.ii) provisions                  14.B.

                               Index to Exhibits


NUMBER             SUBJECT                           SECTION
1.     Form of Notarial Deed for XPE GmbH            4.B.vii)


2.A.   Certificate of Merger                         1.H., 4.C.iv)


2.B.   Bylaws                                        1.J.


3.     Noncompetition Agreement                      13


4.     Promissory Note                               1.E.

5.     Legal Opinion                                 4.B.ix)


6.     Stockholder's Agreement                       4.D.ii)


7.     Sanborn Lease                                 1.H.; 4.D.iii)

                            Stock Purchase Agreement
                             Index to Defined Terms


TERM                                           LOCATION OF DEFINITION
- ---------------------------------------------------------------------
Active U.S. Employees                          7.C.i)
Agreement                                      Introduction
Assumed Plan(s)                                7.C.ii)
Benefit Plans                                  7.A.i)
BP                                             13.
BPA                                            Introduction
BPIL                                           1.A.
BP Group                                       14.A.
BPX                                            Introduction
Buyer                                          Introduction
Buyer Group                                    14.B.
CAP                                            7.C.ii)
Certificate of Merger                          1.J.
CERCLA                                         6.A.iii)
Closing                                        4.
Closing Date                                   4.A.
Closing Net Working Capital                    3.A.i)
Closing Period                                 11.E. ii)
Code                                           5.T.ii)
Confidentiality Agreement                      18.C.ii)
Constituent Documents                          5.C.
Consultants' Reports                           6.C.
Contest                                        11.E. i)
Covenant Payment                               1.F.
December 31, Financial Statements              5.F.
DeMinimus Amount                               14.I.
Delaware Secretary of State                    1.J.
DGCL                                           1.J.
Disagreement Notice                            3.B.v)
Discontinued Operations                        14.B.i)
Dissenting Shares                              1.J.
Effective Time                                 1.J.
Encumbrances                                   5.D.
Environmental Compliance Action                6.A.i)
Environmental Laws                             6.A.iii)
Environmental Losses                           6.A.ii)
Environmental Permit                           6.Aiv)
ERISA                                          7.A.i)a)
Facilities                                     6.A.v)

                            Stock Purchase Agreement
                             Index to Defined Terms


TERM                                           LOCATION OF DEFINITION
- ---------------------------------------------------------------------
German Plans                                   7.B.
Hazardous Substance                            6.A.vi)
H-S-R Act                                      12.H.
Indemnify                                      14.A.
Indemnifying Party                             14.E.i)
Indemnified Party                              14.E.i)
Indemnity Payment                              14.E.vi)
Independent Accountants                        3.C.ii)
Initial Payment                                2.
Intellectual Property                          5.K.i)
Investment                                     Introduction
Joint Matters                                  14.B.ii)
Laws                                           5.M.
Lien                                           5.I.iv)
Loss                                           14.A.
Losses                                         14.A.
March 31, Financial Statements                 5.F.
Material Agreements                            5.J.
Material Adverse Effect                        5.A.iii)
Merger                                         Introduction
Mirror Plans                                   7.C.ii)
PBGC                                           7.A.vii)b)
Pension Plans                                  7.A.i)b)
Permitted Exceptions                           5.I.iii)
Personal Property                              5.N.
Plan of Merger                                 1.H.
Post-Closing Statement                         3.B.i)
Post-Sale Year                                 11.E.iii)
Pre-Closing Date period                        11.A.iii)
Pre-Closing Litigation                         14.B.ii)
Pre-Closing Matters                            14.B.ii)
Pre-Sale Year                                  11.E.i)
Purchase Price                                 2.
RCRA                                           6.A.iii)
Real Property                                  5.I.v)
Redeemed Shares                                Introduction
Redemption Cash                                1.E.
Redemption Note                                1.E.
Release                                        6.A.vii)

                            Stock Purchase Agreement
                             Index to Defined Terms


TERM                                           LOCATION OF DEFINITION
- ---------------------------------------------------------------------
Remedial Action                                6.A.viii)
Sanborn Property                               5.Z.
Schedule Amendments                            12.E.
Seller Group                                   2.
Seller                                         Introduction
Seller's knowledge                             5.
Seller's Punitive Damages                      14.B.ii)
SEPR                                           13.
Shares                                         1.G.
Standard                                       Introduction
Starting Net Working Capital                   3.A.ii)
Surviving Corporation                          1.J.
Taxes                                          5.T.i)
338(h)(10) Election                            11.A.i)
Transfer Amount                                7.C.ii)
Unifrax                                        Introduction
Unifrax Group                                  2.
Unifrax Payment                                1.
U.S. Employees                                 7.A.i)
XPE GmbH                                       Introduction
XPE GmbH Shares                                1.A.
XPE Ltda.                                      Introduction
XPE Ltda. Shares                               1.C.

                           RECAPITALIZATION AGREEMENT


       This Recapitalization Agreement ("Agreement") effective as of the 9th day of June, 1996 among BP America Inc., a Delaware corporation ("BPA"); The Standard Oil Company, an Ohio corporation ("Standard"); and BP Exploration (Alaska) Inc., a Delaware corporation ("BPX") (BPA, Standard and BPX are referred to collectively as "Seller"); Unifrax Corporation, a Delaware corporation ("Unifrax"); Unifrax Holding Co., a Delaware corporation ("Buyer") and Unifrax Investment Corp., a Delaware corporation ("Investment").

       WHEREAS,

       A.     BPA is the parent of Standard;

       B.     Unifrax is a subsidiary of BPX and Standard;

       C. XPE Vertriebs GmbH, a limited liability company incorporated in Germany, ("XPE GmbH") will become a wholly-owned subsidiary of Unifrax prior to Closing;

       D. NAF Brasil Ltda., a company incorporated in Brazil, ("XPE Ltda.") will become a subsidiary of Unifrax prior to Closing;

       E. Unifrax intends to redeem at Closing the one (1) share held by Standard and seventy-nine (79) shares of the ninety-nine (99) shares held by BPX (collectively the "Redeemed Shares").

       F.     Investment is a wholly-owned subsidiary of Buyer.

       G. Seller and Buyer desire to recapitalize Unifrax such that after the Closing, Buyer and BPX will own 90% and 10%, respectively, of the issued and outstanding shares of Unifrax.

       H. The recapitalization of Unifrax will be accomplished by Seller selling to Buyer, and Buyer purchasing from Seller, 90% of the issued and outstanding shares of Unifrax after the redemption, and immediately after such purchase merging Investment with and into Unifrax, with Unifrax as the surviving corporation (the "Merger").

       NOW THEREFORE, in consideration of the mutual promises made herein and of the mutual benefits to be derived therefrom, the parties hereto agree as follows:

1.     RECAPITALIZATION.

       On the Closing Date, as defined in Section 4, and subject to the terms and conditions set forth in this Agreement, the following transactions shall occur:

       A. BP International Limited ("BPIL") will sell, assign, transfer and deliver to Unifrax one (1) quota in the nominal amount of Six Hundred Thousand Deutsche Marks (DM 600,000) of XPE GmbH (the "XPE GmbH Shares");

       B. BPIL shall cause any loans or intercompany accounts between XPE GmbH and a member of the Seller Group to be transferred to Unifrax;

       C. BPIL and Standard will sell, assign, transfer and deliver to Unifrax and Buyer, as Buyer will specify, four hundred ninety-one thousand six hundred and one (491,601) Quotas of XPE Ltda. (the "XPE Ltda. Shares");

       D. BPIL and Standard shall cause any loans or intercompany accounts between XPE Ltda. and a member of the Seller Group to be transferred to Unifrax;

       E. Unifrax will redeem, and BPX and Standard will sell and deliver the Redeemed Shares in exchange for the promise of Unifrax to pay and deliver the sum of (i) an amount determined by Buyer and provided to Seller in writing not later than five (5) business days prior to Closing (the "Redemption Cash") and (ii) a promissory note in the principal amount of Seven Million Dollars ($7,000,000) substantially in the form of Exhibit 4 attached hereto (the "Redemption Note"). The Redemption Cash shall be an amount equal to or greater than One Hundred Fifteen Million Dollars ($115,000,000);

       F. Buyer will pay BP Ten Million Dollars ($10,000,000) as consideration for the Noncompetition Agreement (referred to in Section 13) (the "Covenant Payment"); and

       G. In exchange for the amount of the Initial Payment determined in accordance with Section 2, BPX will sell, assign, transfer and deliver to Buyer eighteen (18) shares of common stock, par value One Dollar ($1) each, of Unifrax (the "Shares").

       H. Investment shall be merged with and into Unifrax pursuant to the Certificate of Merger attached hereto as Exhibit 2.A., with Unifrax being the surviving corporation. All outstanding shares of Unifrax held by BPX shall be converted into Two Thousand (2,000) shares of common stock, par value One Dollar ($1.00) each, and all of the outstanding shares of Unifrax held by Buyer shall be converted into Eighteen Thousand (18,000) shares of common stock, par value One Dollar ($1.00) each, of Unifrax.

       I. Unifrax will deliver the Redemption Cash to BPX and Standard and the Redemption Shares shall be cancelled.

       J. The merger of Investment into Unifrax shall occur in accordance with the provisions of the General Corporation Law of the State of Delaware (the

              "DGCL"), at the Closing Investment shall be merged with and into Unifrax. Unifrax, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation". The bylaws of the Surviving Corporation shall be in substantially the form attached hereto as Exhibit 2.B.

              The Merger shall be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in substantially the form attached hereto as Exhibit 2.A. The Merger shall become effective (the "Effective Time") when the Certificate of Merger has been filed with the Delaware Secretary of State.

              Notwithstanding anything in the Agreement to the contrary, outstanding Shares which are held by shareholders who shall have effectively dissented from the Merger and perfected their appraisal rights in accordance with the provisions of Section 262 of the DGCL (the "Dissenting Shares"), shall not be converted into or be exchangeable for the right to receive the consideration described in Section 2, but the holders thereof shall be entitled to payment from the Surviving Corporation of the appraised value of such shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect such appraisal rights, its outstanding Shares shall thereupon be converted into and exchangeable for, at the Effective Time, its pro rata share of the consideration described in Section 2, as determined and paid in the manner set forth in this Agreement, without any interest thereon.

       The Redemption Cash, the Redemption Note, and the Covenant Payment are sometimes hereafter referred to collectively as the "Unifrax Payment."


2.     PURCHASE PRICE.

       In consideration for the sale of the Shares the receipt of the Noncompetition Agreement (referred to in Section 13) and the settlement of all loans and intercompany accounts referred to in Section 3.A.(iv)), between the Seller, their parents, subsidiaries and affiliates (the "Seller Group") and Unifrax, XPE GmbH and XPE Ltda. (the "Unifrax Group"), Buyer shall on the Closing Date pay to Seller in immediately available funds, by wire transfer to the bank account(s) of the Seller identified by Seller to Buyer in writing not later than five (5) business days prior to the Closing, the amount under the heading "Initial Payment" on Schedule O corresponding to the Redemption Cash, subject to post-closing adjustment as provided in Section 3 below (the Initial Payment together with the Redemption Note, the "Purchase Price").

3.     ADJUSTMENT TO INITIAL PAYMENT.

       A.     Closing Net Working Capital

              i) The Initial Payment shall be adjusted downwards, but not upwards, on a dollar-for-dollar basis if Starting Net Working Capital exceeds Closing Net Working Capital. "Closing Net Working Capital" means current assets minus current liabilities of the Unifrax Group, (excluding current assets and current liabilities of Investment) as of the Closing Date determined:

                     (a) except as set forth in Schedule B, in accordance with United States generally accepted accounting principles consistently applied with those accounting principles used in the preparation of the December 31, Financial Statements;

                     (b) by including (i) the following current asset accounts (1) "Cash" (including deposits-in-transit, outstanding checks and marketable securities), (2) "Accounts receivable, trade less allowance," (3) "Inventories" and (4) "Prepaid expenses and other current assets" and (ii) the following current liability accounts: (1) "Accounts payable" and (2) "Accrued expenses"; but excluding (iii) the following (1) intercompany accounts and notes receivable and payable with the Seller Group, (2) income taxes both current and deferred, (3) cash proceeds provided to Unifrax on the Closing Date in connection with the transactions contemplated by this Agreement; and (4) accrued expenses incurred in connection with the transactions contemplated by this Agreement; and

                     (c) translating current assets and current liabilities recorded in currencies other than United States Dollars into United States Dollars using the applicable exchange rates listed on Schedule C.

              ii) "Starting Net Working Capital" means an amount equal to Twelve Million Six Hundred Sixty Three Thousand Dollars ($12,663,000.00).

              iii) The amount included in Closing Net Working Capital for bank accounts owned by the Unifrax Group, as either a current asset or as a current liability as appropriate on an individual account basis, shall represent the Closing Date book balance for such accounts.

              iv) The intercompany debts owed by the Unifrax Group to the Seller Group, which at Closing will be denominated in United States Dollars, will be settled on the Closing Date as part of the Initial Payment which shall not increase or decrease the Initial Payment or the Purchase Price. The settlement of the intercompany debts as part of the Initial Payment shall, without the necessity of any other action on the part of Seller, be deemed to be a discharge and full payment of such intercompany debts. Settlement of the intercompany debt owed by the Unifrax Group to the Seller Group will not increase or decrease the Initial Payment or the Purchase Price.

       B.     Post-Closing Statement

              i) Within sixty (60) calendar days of the Closing Date, Seller shall prepare and deliver to Buyer a statement (the "Post- Closing Statement"), showing in reasonable detail Seller's calculation of the Closing Net Working Capital (including the detail for each line item on the Post Closing Statement) , which calculation shall be performed in conformity with the provisions of Section 3.A above.

              ii) Buyer shall, at no charge to Seller, cause the appropriate financial, accounting and management employees of the Unifrax Group to fully cooperate with Seller and their representatives in the preparation of the Post-Closing Statement. Such cooperation shall include, but is not limited to, providing the Seller in a timely manner with accurate information and data as reasonably requested for the preparation of the Post-Closing Statement.

              iii) The Unifrax Group shall in the normal course of business conduct physical inventories of all inventories as of the Closing Date and the Post-Closing Statement shall include the results thereof.

              iv) Seller and their representatives and Buyer and their representatives shall be entitled to observe all physical inventories that are conducted in connection with the preparation of the Post-Closing Statement and to inspect all of the work papers, schedules and other supporting papers relating to the preparation of the Post-Closing Statement during the period of its preparation. Buyer and their representatives shall also be entitled to consult with Seller and their representatives regarding the methods used in the calculations in the Post-Closing Statement.

              v) If Buyer disagrees with the Post-Closing Statement, it shall, within thirty (30) calendar days of receipt, deliver to Seller a notice ("Disagreement Notice"), setting forth in reasonable detail those items or amounts in the Post-Closing Statement as to which Buyer disagrees and the reason for such disagreement. Buyer shall be deemed to agree with all items and amounts in the Post-Closing Statement other than those specified in the Disagreement Notice. If Buyer does not file a Disagreement Notice with Seller within thirty
                     (30) calendar days of receipt of the Post-Closing Statement, the Post-Closing Statement shall become final and binding.

       C.     Expert Determination.

              i) If a Disagreement Notice is delivered pursuant to Section 3.B, the parties shall, during the twenty (20) calendar days following such delivery, use reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Closing Net Working Capital, which shall not be more favorable to Seller than reflected in the Post-Closing Statement (i.e. Seller cannot object to its Post-Closing Statement) nor more favorable to Buyer than shown in the calculations delivered by Buyer in the Disagreement Notice.

              ii) If the parties cannot agree, this Agreement and the disputed items and amounts will be submitted to independent nationally recognized accountants mutually agreeable to Buyer and Seller who do not have material financial relations to either Buyer or Seller (the "Independent Accountants") for determination of the Closing Net Working Capital in accordance with the provisions of this Section 3 including, but not limited to, the application of the accounting principles as set forth on Schedule B and using the exchange rates listed on or determined pursuant to Schedule C.

              iii) In making such determination, the Independent Accountants shall consider only those items or amounts in the Post-Closing Statement as to which Buyer has disagreed, and Seller and Buyer may voluntarily and shall if requested by the Independent Accountants furnish to the Independent Accountants such written statements, work papers and position papers in support of their respective positions.

              iv) The Independent Accountants shall deliver to Seller and Buyer, as promptly as practicable, a written report setting forth their determination of the Closing Net Working Capital, no line item of which shall be more favorable to Seller than as reflected in the Post-Closing Statement nor more favorable to Buyer than shown in the calculations delivered by Buyer in the Disagreement Notice. The determination by the Independent Accountants of the Closing Net Working Capital shall be final, conclusive and binding upon the parties, and shall not be subject to appeal to any court or tribunal.

              v) Each party will bear its own expenses in connection with the Post-Closing Statement, the Disagreement Notice, if any, and the submission to the Independent Accountants, except that the Independent Accountants' fees and expenses will be borne by the parties in the same ratio as to the difference between Closing Net Working Capital shown in the Post-Closing Statement (in the case of Seller) and the Disagreement Notice (in the case of Buyer) and Closing Net Working Capital shown on the report of the Independent Accountants pursuant to this Section 3.

       D. Standards. The Independent Accountants shall not render any determination on matters which involve taking evidence from non-accounting experts, nor shall the Independent Accountants determine questions of law. The Independent Accountants shall not be entitled to create or establish new contingency reserve liability accounts, for any reason nor change or modify in any respect the principles and practices as set forth in this Section 3; provided, however, that nothing shall prohibit the Independent Accountants from changing or modifying existing contingency reserves in accordance with this Section 3 and Schedule B. The Independent Accountants shall make their determination as an expert notwithstanding the failure of any party to provide the Independent Accountants with comfort letters or management representation letters.

       E. Final Payment. Within five (5) business days of the determination of the final Closing Net Working Capital pursuant to this Section 3 Seller will pay Buyer a sum of money equal to the excess if any of Starting Net Working Capital over final Closing Net Working Capital on a dollar for dollar basis in immediately available funds, plus interest at the prime rate established by Morgan Guaranty Trust Company from time to time plus 2 percent (2%) per annum from the Closing Date until a date which is thirty (30) days after determination of the final Closing Net Working Capital, and which thereafter increases, on a cumulative basis, by an additional one percent (1%) per annum per month, or part thereof, until the date the payment is made.

       F. Access. From the Closing Date until the final determination of the Closing Net Working Capital, the Seller, the Buyer, and their respective representatives, will have reasonable access to the books, records and accounts of the Unifrax Group and their employees in order to assist in such determinations.


4. CLOSING. Subject to the appropriate satisfaction or waiver of the conditions set forth in Sections 15 and 16, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place as follows:

       A. The Closing shall occur at the offices of Baker & Hostetler, 3200 National City Center, 1900 East 9th Street, Cleveland, Ohio 44114-3485, at 10 a.m. local time (to be effective as of the close of business for each entity in the Unifrax

              Group) on a date which is the third business day after all of the conditions set forth in Sections 15 or 16 are satisfied or waived (the "Closing Date"):

       B. Seller's Documents. Seller shall deliver the following to Buyer on the Closing Date:

              i) certificate(s) representing all of the Shares accompanied by stock power(s) duly endorsed in blank;

              ii) evidence that the transfer of the XPE Ltda. Shares was accomplished by means of an amendment to XPE Ltda.'s Articles Of Organization to substitute Unifrax and Buyer for BPIL and Standard as the quota-holders;

              iii) a copy of the Certificate of Incorporation as amended, of Unifrax certified by the Secretary of State of Delaware and its By-Laws certified by Unifrax's corporate secretary and a copy of the extract for the Register Of Commerce certifying the existence of XPE GmbH;

              iv) a certified copy of the resolutions adopted by each of the Boards of Directors of BPA, Standard, Unifrax and BPX approving and authorizing the transactions contemplated by this Agreement including, without limitation, the Merger;

              v) a current short form certificate of good standing for Unifrax;

              vi) the resignations, effective as of the Closing Date, of all the directors (or managers in the case of XPE GmbH) who are employed in the Seller Group who are not employees of the Unifrax Group;

              vii) a notarial deed to be executed before a notary in Switzerland or Germany for the shares of XPE GmbH substantially in the form attached hereto as Exhibit 1;

              viii) evidence that the relevant members of the Seller Group have assigned to Unifrax all their rights to or under loans or intercompany balances between either XPE Ltda. or XPE GmbH, on the one hand, and any member of the Seller Group, on the other; and

              ix) an opinion of counsel substantially in the form attached as Exhibit 5; and

              x) a written action of the stockholders of Unifrax approving the Merger, executed by BPX.

       C. Buyer Payment and Documents. Buyer shall deliver or cause Unifrax to deliver to Seller or BP on the Closing Date the following:

              i) the Initial Payment, the Covenant Payment, the Redemption Cash, and the Redemption Note;

              ii) a certified copy of the resolutions adopted by the Board of Directors of Buyer and Unifrax or other appropriate documents approving and authorizing the relevant transactions contemplated by this Agreement and any associated borrowings; and

              iii) a current short form certificate of good standing (or other applicable form) for Buyer from Delaware; and

              iv) an executed Certificate of Merger in substantially the form and in accordance with the substance of Exhibit 2.A.

       D. Other Agreements. Buyer, Seller and Unifrax, as applicable shall execute and deliver (or cause to be executed and delivered) to one another on the Closing Date:

              i)     the Noncompetition Agreement referenced in Section 13.

              ii) the Stockholders Agreement in substantially the form and substance attached hereto as Exhibit 6; and

              iii) the lease of the real property located in Sanborn, New York in substantially the form and in accordance with the substance of Exhibit 7.

       E.     Simultaneous Transactions.  All of the transactions identified in
              Section 2 and this Section 4 shall be deemed to occur simultaneously, and none shall be deemed completed until all are completed.

       F. Further Assurances. After the Closing, each party hereto shall from time to time, at the request of the other party and without further cost or expense to such other party, execute and deliver such other instruments or take such other actions as such other party may reasonably request in order to more effectively consummate the transactions contemplated hereby and to vest in Buyer good and valid title to the Shares. No such instrument or action shall expand a party's liability beyond that provided in this Agreement.

5. SELLER'S GENERAL REPRESENTATIONS AND WARRANTIES. Whenever "Seller's knowledge" is referred to herein, it shall mean the actual knowledge of any of William P. Kelly,

       Paul J. Viola, Mark D. Roos, Kevin J.O'Gorman, Paul M. Boymel, Joseph J. Kuchera, John E. Pilecki, James E. Cason, Christopher C. Clarke, Joseph
       M.  Cesarik, Tom J. Lord or Sean M. O'Laughlin.

       Each member of Seller, jointly and severally, represents and warrants to Buyer as of the date of this Agreement and, as amended in accordance with Section 12.E as of the Closing Date, as follows:

       A.     Organization and Good Standing.

              i) BPA, Standard and BPX are corporations duly organized, validly existing, and in good standing under the laws of the jurisdiction of their respective incorporation.

              ii) Unifrax, XPE GmbH and XPE Ltda. have full power and authority (corporate and otherwise) to own their properties and assets and to carry on their business as now being conducted.

              iii) Unifrax is duly organized, validly existing, and in good standing under the laws of Delaware. Unifrax is qualified or licensed to do business in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, except jurisdictions in which the failure to be qualified or licensed would not, individually or in the aggregate, have a material adverse effect on the business, assets, properties, rights, operations or condition (financial or other) (hereinafter referred to as a "Material Adverse Effect") of the Unifrax Group.

              iv) XPE GmbH is duly organized under the laws of Germany. XPE GmbH is qualified or licensed to do business in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, except jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect on the business, operation or financial condition of the Unifrax Group.

              v) XPE Ltda. is duly organized, validly existing, and in good standing under the laws of Brazil. XPE Ltda. is qualified or licensed to do business in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, except jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect on the business, operation or financial condition of the Unifrax Group.

       B. Authority. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of Seller, and this Agreement constitutes the valid and binding agreement of each of them enforceable against each of them in accordance with its terms except: i) as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally, and ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be instituted.

       C. No Violations. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any of the provisions of any of the Articles of Incorporation, Certificates of Incorporation, Memorandum, or the Codes of Regulations, By-Laws or Articles of Association (collectively "Constituent Documents") of any of the Seller, Unifrax, XPE GmbH or XPE Ltda., or, result in the creation of any Lien upon any of the properties of the Unifrax Group; and, will not violate any statute or law or any judgment, decree, order, regulation or rule of any court or other governmental body applicable to the Seller or the Unifrax Group or result in the breach of, or constitute a default under, any agreement or other instrument by which any of the Unifrax Group is bound.

       D. Capitalization of Members of the Unifrax Group. The authorized capital stock of Unifrax consists of Three Thousand (3,000) shares of Common Stock, $1.00 par value per share, One Hundred
              (100) of which are issued and outstanding. There are no outstanding options, or other encumbrances or restrictions whatsoever, warrants or other rights to subscribe for or purchase, or contracts, commitments, understandings, arrangements or claims of any character with respect to, any capital stock or securities convertible into capital stock (hereafter "Encumbrances") of any member of the Unifrax Group. All of the issued and outstanding shares (or, in the case of XPE GmbH and XPE Ltda., quotas) of the members of the Unifrax Group have been duly authorized and validly issued, and are fully paid and non-assessable. Seller has good and marketable title to the Shares, and the delivery to Buyer of the certificates or other actions for the transfer of the Unifrax Shares and the Unifrax Ltda. Shares in accordance with Section 4.B and, the transfer by notarial deed of the Unifrax GmbH Shares and the payment to Seller of the Initial Payment in accordance with Section 4.C(i) will transfer to Buyer record and beneficial ownership of the Shares free and clear of all Encumbrances. At the Closing, Unifrax and Buyer will own 100% of the capital stock of both XPE Ltda. and XPE GmbH free and clear of all Encumbrances. Seller has made available to Buyer's counsel copies of all the Constituent Documents, minutes and stock records (or their equivalents) of the members of the Unifrax Group, all of which copies are true and complete.

       E. Investments. The members of the Unifrax Group do not own, directly or indirectly, any capital stock, equity, partnership or venture interest in any corporation, partnership, venture or other entity representing a one percent (1%) or greater interest.

       F. Financial Statements. The unaudited combined balance sheet as of March 31, 1996 and the related unaudited combined statements of income, changes in parent company investment and cash flows for the three month period then ended of the Unifrax Group are set forth in Schedule D (the "March 31, Financial Statements"). Except as set forth in Schedule B, such financial statements present fairly, in all material respects, the combined financial position of the Unifrax Group as of March 31, 1996, and the combined results of its operations and its cash flows for the three (3) month period then ended in accordance with United States generally accepted accounting principles, which accounting principles, except as set forth in Schedule B, were consistently applied with those accounting principles used in the preparation of the audited financial statements of the North American Fibers Division of Unifrax as of and for the year ended December 31, 1995.

              Except as set forth in Schedule B, the audited balance sheet of the Unifrax Group as of December 31, 1995 and the related audited statements of income, changes in parent company investment and cash flows for the year then ended (the "December 31, Financial Statements"), included as part of the December 31, 1995 audited financial statements also attached as part of Schedule D present fairly, in all material respects, the financial position of the Unifrax Group at December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with United States generally accepted accounting principles.

       G. Undisclosed Liabilities. To Seller's knowledge, as of the date hereof, the Unifrax Group has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, other than i) liabilities and obligations that are reflected, accrued or reserved for in the March 31, Financial Statements, ii) obligations incurred in the ordinary course of business and consistent with past practice since the date of the March 31, Financial Statements, iii) loss contingencies set forth in Schedule F, iv) liabilities and obligations not required to be recognized in financial statements prepared in accordance with United States generally accepted accounting principles, v) the income Tax liabilities (as defined in Section 11), vi) liabilities of the Discontinued Operations listed on Schedule E (against which Seller is Indemnifying the Unifrax Group pursuant to Section 14), and vii) liabilities and obligations excluded from the March 31, Financial Statements pursuant to Schedule B.

       H. Absence of Certain Changes. Since December 31, 1995, except as set forth in Schedule F:

              i) the business of each member of the Unifrax Group has been conducted only in the ordinary course;

              ii) there has been no increase in the annual rate of compensation of any officer or management employee of the Unifrax Group with a base pay in excess of One Hundred Thousand Dollars ($100,000) per year or any bonus to any such person that increased such person's total compensation, except for periodic increases or bonuses consistent with prior practices;

              iii) there has not been any issuance, sale, disposal, reclassification, split up, redemption, purchase, direct or indirect, of any shares of the capital stock of the members of the Unifrax Group, or declaration or payment of any dividends or distributions with respect to any shares of their capital stock, (other than dividends or distributions of cash or marketable securities to the Seller Group) or any grant of any options, warrants or calls or other rights to purchase any such shares;

              iv) There has not been any declaration, setting aside any direct or indirect redemption, purchase or other acquisition by Seller of any of Unifrax capital stock or of any options, warrants, rights or agreement to purchase or acquire such stock;

              v) There has not been any increase in amounts payable by any member of the Unifrax Group to or for the benefit of, or committed to be paid by any member of the Unifrax Group to or for the benefit of any director, officer, consultant, agent or employee, in any capacity, of any member of the Unifrax Group or in any benefits granted under any bonus, stock option, profit sharing, pension, retirement, deferred compensation, insurance, or other direct or indirect benefit plan, payment or arrangement made to, for the benefit of, or with any such shareholder, director, officer, agent, consultant or employee in any capacity except in the ordinary course of business consistent with past practice and except under the NAF Divestment Management Separation Program (which is the responsibility of Seller and not Unifrax);

              vi) Other than in connection with the separation from the businesses sold to Saint-Gobain, there has not been any material change made by any member of the Unifrax Group in the methods of doing business or, except as disclosed in the December 31, Financial Statements any change in the accounting principles or practices of such entity or the method of application of such principles or practices; and

              vii) There has not been any labor dispute or disturbances materially affecting in an adverse fashion the business or financial condition of any member of the Unifrax Group, including, without limitation, the filing of any petition or charge of unfair labor practices with the National Labor Relations Board or efforts to effect a union representation election, actual or threatened employee strikes, work stoppages or slow downs.

       I.     Owned Real Property; Personal Property; and Real Property Leases.

              i)     Schedule G contains a true and correct list of addresses
                     a) of all real property owned by any member of the Unifrax Group, b) of any real property leased to any member of the Unifrax Group other than sales offices.

              ii) All rentals and other payments due for property leased to any member of the Unifrax Group have been paid and there exists no material breach or default thereunder by any member of the Unifrax Group. To the Seller's knowledge, there exists no event of default on the part of any other party to such lease. None of the rights of any member of the Unifrax Group under any lease set forth on Schedule G will be subject to termination or modification and no consent or approval of any third party is required under such leases as a result of the consummation of the transactions contemplated by this Agreement, except as otherwise set forth on Schedule G.

              iii)   "Permitted Exceptions" means

                     a)Liens for taxes and assessments not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established;

                     b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising by operation of law or in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings;

                     c)     Liens to be released at or prior to the Closing;

                     d) Rights reserved to or vested in any local, state or federal governmental bodies, authorities or agencies to control or regulate any of the real property interests in any manner; and

                     e) Easements, reservations, rights-of-way, restrictions, covenants, conditions and other similar encumbrances whether of record or apparent on the premises, including, but not limited to, road, highway, pipeline, railroad and utility easements, encroachments and defects in the chain of title, which individually or in the aggregate do not materially adversely affect the present use of such real property.

              iv) "Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, conditional sales contract, adverse interest in property, or encumbrance of any kind.

              v) The buildings, plants and structures and real property owned by or leased to any member of the Unifrax Group (the "Real Property") is, except as provided in Schedule F in such condition and repair as to permit the continued use and operation of the business of the Unifrax Group, consistent with past practice. Such buildings, plants and structures are not in need of any substantial repair or maintenance (normal wear and tear excepted) the costs for which have not been provided for in the Unifrax business plan. Such buildings, plants and structures constitute all of the buildings, plants and structures necessary for the continued operation of the business of the Unifrax Group.

              vi) Except as set forth in Schedule F, to the best of Seller's knowledge, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by any member of the Unifrax Group.

              vii) Except for the Permitted Exceptions, Unifrax has good, valid, insurable and indefeasible fee simple title in the case of owned Real Property, free and clear of all Liens, encumbrances and restrictions of any nature.

       J. Material Agreements. Except as set forth on Schedule H, no member of the Unifrax Group is a party to any of the following (the "Material Agreements"):

              i) collective bargaining agreement or other contract with any labor union or other representatives of employees;

              ii) contract, agreement, mortgage or instrument evidencing or relating to any outstanding indebtedness for borrowed money or any guarantee of such indebtedness in excess of One Hundred Thousand Dollars ($100,000);

              iii) contract for the purchase by the Unifrax Group of materials, services or supplies providing for aggregate payments in excess of One Hundred

                     Thousand Dollars ($100,000) not terminable without penalty upon three months' notice or less;

              iv) contract or commitment by the Unifrax Group to purchase, sell, lease, or otherwise dispose of any assets of the Unifrax Group in excess of One Hundred Thousand Dollars ($100,000) or with a remaining commitment of one year or more;

              v) written sales agency or distributor agreements which do not provide for cancellation, on sixty (60) days' notice in the case of the United States and 90 days or three (3) months' notice elsewhere in the world, without liability to the Unifrax Group;

              vi) any joint venture, partnership or other arrangement involving sharing of profits with any person;

              vii) agreements not otherwise set forth on Schedule H, Schedule I or in Section 13 which restrict any member of the Unifrax Group from carrying on any business anywhere in the world; and

              viii) any written management, compensation or employment contract or contracts with any employee not on standard forms, except as otherwise disclosed pursuant to Section 7, or subsection J.i), above.

       Except as disclosed in Schedule H, no member of the Unifrax Group is in default under, or in breach of any term or provision of, any contract(s), agreements or commitments which default will have a Material Adverse Effect on the Unifrax Group.

       K.     Intellectual Property.

              i) Schedule I attached hereto contains a list of all patents and pending applications therefor, all registered and material unregistered trademarks and registered claims to copyrights, and pending applications therefor, and technology licenses and material software licenses (other than licenses of commercially available software) (the "Intellectual Property") presently used by the Unifrax Group divided into items owned by members of the Unifrax Group and items licensed from third parties. The Intellectual Property does not include any rights to the marks "BP," "BP and Shield," "BP Chemicals," "Carborundum" or variants thereof except that Unifrax has certain limited rights to use the Carborundum trademark as referenced in the documents listed in Section 13.

              ii) Except as disclosed on Schedule I, members of the Unifrax Group own or have the valid right to use the Intellectual Property to the extent used in the current operations of the Unifrax Group except as provided in the last sentence of Section 5.K.i), and the consummation of the transactions contemplated hereby will not alter or impair any such rights.

              iii) To Seller's knowledge, the current operations of the Unifrax Group do not infringe any valid patent, trademark, copyright or trade name. The Intellectual Property and the know-how possessed by the members of the Unifrax Group and the information and know-how generally known to companies in similar businesses, are collectively sufficient to carry on the operations of the Unifrax Group as presently conducted. Except as disclosed on Schedule I, no claim by any third party contesting the validity, enforceability, use or ownership of the Intellectual Property has been made, is currently outstanding or, to Seller's knowledge, is threatened.

              iv) Except as described in Schedule I, no royalty or fees are payable by any member of the Unifrax Group to anyone for the use of the Intellectual Property as of December 31, 1995 except for those reflected in the December 31, Financial Statements.

       L. Litigation. Schedule J contains a list of all pending lawsuits, actions or proceedings involving the assets, employees, property or business of any member of the Unifrax Group (regardless of the member of the BP Group actually named as a party) except those for which Seller has agreed to Indemnify Buyer pursuant to
              Section 14.B.

       M. Compliance With Laws. Except as set forth in Schedule F attached hereto, (and except with respect to laws pertaining to the environment which are covered by Section 6) the members of the Unifrax Group are in compliance with all laws, governmental regulations, orders or decrees ("Laws") except for violations which, in the aggregate, would not have a Material Adverse Effect.

       N. Personal Property. Schedule K lists all items of personal property including machinery and equipment owned by the members of the Unifrax Group with an individual net book value of One Hundred Thousand Dollars ($100,000) or more ("Personal Property"). The Unifrax Group has good and marketable title to all its owned Personal Property free and clear of all Liens other than Permitted Exceptions. Subject to normal replacement requirements, ordinary wear and tear and maintenance requirements, the members of the Unifrax Group own or have sufficient rights to use all Personal Property necessary for the present conduct of their operations. Except for Personal Property temporarily under repair or out-of-service or not currently in use, the Personal Property of each member of the Unifrax Group is in reasonable operating condition, ordinary wear and tear excepted, taking into account the age thereof and the repairs and planned capital expenditures.

       O. Personal Property Leases. Schedule L contains a list of Personal Property leased by the Unifrax Group involving payments of more than One Hundred Thousand Dollars ($100,000) annually or having an unexpired term of more than eighteen (18) months exclusive of leases for office equipment such as telephones, postage meters, copiers and word processors.

       P. Capital Expenditures. Schedule M lists all commitments for capital expenditures not included in the Unifrax Business Plan.

       Q. Permits and Licenses. Except for Environmental Permits which are covered by Section 6, each member of the Unifrax Group has all permits and licenses necessary to conduct its business in the manner presently being conducted and all such permits and licenses are in full force and effect except for permits and licenses the absence of which would not have a Material Adverse Effect.

       R. Labor Matters. Except as set forth on Schedule N, with respect to the Unifrax Group:

              i) there is no unfair labor practice charge or complaint against any member pending or, to Seller's knowledge, threatened;

              ii) there is no labor strike, dispute, slowdown or stoppage pending or, to Seller's knowledge, threatened;

              iii) no grievance which is expected to have a Material Adverse Effect on the individual operation involved nor any material arbitration proceeding arising out of or under a collective bargaining agreement is pending;

              iv) there are no existing labor settlement agreements, court orders or administrative board decisions which will have a continuing effect specifically against any member of the Unifrax Group; and

              v) to Seller's knowledge, there are no trade union organizing efforts under way at any facility.

       S. Inventories and Receivables. All trade accounts receivable reflected in the March 31, 1996 balance sheet and all accounts receivable arising between the date hereof and the date of Closing are or will be valid and subsisting, represent or will represent sales actually made, arose or will arise in the ordinary course of business. The allowance for doubtful accounts reflected in the March 31, 1996 balance sheet was determined consistent with the practices used in establishing the allowances on the December 31, 1995 balance sheet. Except as set forth in Schedule B: i) all of the inventories of each member of the Unifrax Group consist of a quality and quantity usable and saleable in the ordinary and usual course of business, except for items of obsolete materials and materials of below-standard quality, all of which have been written off or written down to fair market value; and ii) all inventories not written off or written down have been priced at the lower of cost which, in most cases, is determined on a last in first out basis, or market. This warranty on inventories and receivables will not survive the final determination of the Closing Net Working Capital.

       T. Taxes. Except with respect to income Taxes, the responsibility for which is being retained by Seller pursuant to Section 11 of this Agreement:

              i) each member of the Unifrax Group has filed, or by the Closing Date will have filed, in a timely manner (taking into account all extensions of due dates) with the appropriate federal, state, local and foreign governmental authorities all tax returns, tax reports, and tax forms, if any, that are required to be filed by or on behalf of any member of the Unifrax Group on or before the Closing Date. Such tax returns, tax reports, and tax forms are complete and correct in all respects, and each member of the Unifrax Group has paid in full, or on the Closing Date will have paid in full, all Taxes shown to be due and payable on said returns. Except with respect to income Taxes, adequate provisions in accordance with generally accepted accounting principles have been made and are reflected in the March 31, Financial Statements and will be reflected in the Post-Closing Statement for the payment of any and all Taxes for which any member of the Unifrax Group may be liable for the periods covered thereby that were not yet shown to be due and payable as of the dates thereof. As of the Closing Date, each member of the Unifrax Group will have satisfied, for all periods through the Closing Date, all applicable federal, state, local, and foreign withholding tax requirements (including, without limitation, income, social security, and employment tax withholding for all types of compensation). "Taxes" means any federal, state, provincial, county, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, alternative minimum, withholding, environmental, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. There is no pending tax audit issue that if determined adversely to any member of the Unifrax Group would have a Material Adverse Effect on the Unifrax Group.

              ii) No property owned by any member of the Unifrax Group is property that the Buyer will be required to treat as being owned by another person pursuant to the provisions of
                     Section 168(f)(8) of the Internal Revenue Code of 1954, as amended (the "Code") and in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax exempt use property" within the meaning of Section 168(h)(l) of the Code.

              iii) No Seller of a United States real property interest (as defined in Section 897(c) of the Code) is a "foreign person" within the meaning of Section 1445(f)(3) of the Code and Buyer is not required to withhold Taxes on the purchase of the Shares of any Seller by reason of Section 1445 of the Code.

              iv) No member of the Unifrax Group is a "consenting corporation" under Section 341(f) of the Code.

       U. Insurance. Any damage (caused by fire or other casualty) to property, plant and equipment occurring prior to the Closing shall be included on Schedule F, as the same may be amended or supplemented prior to Closing. Seller shall repair or cause such damage to be repaired and shall restore the property, plant and equipment to substantially the same condition as it was in prior to the occurrence of the damage and, in such event, Buyer and the Unifrax Group shall not be entitled to make any other claim for breach of warranty under this Agreement with respect to such damage. Seller shall be entitled to receive all insurance proceeds relating to such damage paid or payable whether by third party insurance or by any present or former member of the Seller Group. Seller shall retain all rights to any insurance proceeds (whether from third parties or the Seller Group) applicable to any business interruption coverage for periods prior to the Closing Date.

       V. Employee Matters. Except as noted on Schedule F, Schedule J or Schedule N, there exists no basis for employee claims against any member of the Unifrax Group for wrongful discharge or violations of laws on employment practices including, those Federal, state or local laws prohibiting employment discrimination based on age, sex, race, color, national origin, handicap, or veteran status, including the Age Discrimination in Employment Act and Title VII of the Civil Rights Act of 1964.

       W. Survival of Representations and Warranties/Investment References. Except as otherwise provided in this Agreement, Seller's representations and warranties set forth in this Agreement shall survive Closing for a period coincident with the time limitations set forth in Section 14.G. References to Unifrax or Unifrax Group in any representations and warranties made by Seller in this Agreement shall exclude Investment, its assets and liabilities.

       X. Required Consents. No consent, approval, waiver or other action by any person (other than any governmental body, agency, official or authority referred to in Section 6.A.iv) under any contract, agreement, indenture, lease, instrument or other document to which any member of the Unifrax Group is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement except where the failure to obtain any such consent, approval, waiver or action would not, individually or in the aggregate, result in a Material Adverse Effect.

       Y. Books of Account; Records. The general ledgers, and other material records of each member of the Unifrax Group are, in all material respects, complete and correct, and have been maintained in accordance with good business practices.

       Z. Transfer of Sanborn Operation. Prior to the Closing, the real property located at Seller's Sanborn, New York facility (the "Sanborn Property") will be transferred to an affiliate of Seller by quit claim deed.

6.     ENVIRONMENTAL.

       A. Definitions. The following terms shall have the following meanings:

              i) "Environmental Compliance Action" means any expenditure, action or construction necessary to cause any equipment, structure, facility, device or process which is located on the Closing Date at any of the Facilities, and subject to regulation pursuant to Environmental Laws, to be in compliance with applicable Environmental Laws in effect on or before the Closing Date. Environmental Compliance Action may include relaxation in Environmental Laws subsequent to the Closing Date, and shall exclude any Remedial Action.

              ii) "Environmental Losses" means any and all claims, damages, losses, expenses, costs, and liabilities of any kind imposed or incurred pursuant to Environmental Laws, including without limitation remedial, removal, response, restoration, abatement, investigative, testing, monitoring, personal injury, death and property damage costs.

              iii) "Environmental Laws" means federal, state, local and foreign laws, statutes and regulations, relating to pollution or the protection, cleanup or restoration of the environment, or to safety or health, including, but not limited to, any of the same relating to (a) generation, treatment, storage, disposal or transportation of wastes, emissions or discharges or protection of the environment from the same; (b) noise;
                     (c) exposure to Hazardous Substances; or (d) regulation of the manufacture, processing, distribution in commerce or use of chemical substances, food and drug products, ingredients and additives, insecticides and pesticides, including without limitation the United States Clean Air Act, the United States Clean Water Act, the United States Resource Conservation and Recovery Act ("RCRA"), the United States Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the United States Oil Pollution Act, and the U.S. Occupational Safety and Health Act, in each case as amended and including their state and local analogs.

              iv) "Environmental Permit" means any approval, license, order to permit or other similar authorization of or with any governmental authority (or any other persons) necessary for the ownership and operation of any of the Facilities in compliance with applicable Environmental Laws.

              v) "Facilities" means the properties and assets (including, without limitation, real or personal property) owned, leased, occupied or otherwise operated by any member of the Unifrax Group as of the Closing Date.

              vi) "Hazardous Substance" means any toxic substance or waste, pollutant, hazardous substance, contaminant, insecticide, pesticide, special waste, industrial substance or waste, or any constituent of any such substance or waste to the extent regulated under or defined by or pursuant to any Environmental Law.

              vii) "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.

              viii) "Remedial Action" means all actions, whether undertaken pursuant to judicial or administrative order or otherwise, reasonably necessary to comply with applicable Environmental Laws, to (a) clean up, remediate, remove, treat, cover or in any other way adjust Hazardous Substances in the environment; or (b) perform remedial studies, investigations, restoration and post-remedial studies, investigations and monitoring on, about or in any environmental media. Remedial Action shall exclude any changes or additions to the equipment or improvements on the Facilities covered by Environmental Compliance Actions but not those additions or improvements made in connection with a Remedial Action.

       B. Seller's Environmental Representations and Warranties. Seller hereby represents and warrants to Buyer as follows:

              i) Except as may be disclosed in Schedule F, Seller has obtained all required Environmental Permits and the Facilities are being operated in compliance with applicable Environmental Laws in effect as of the Closing Date.

              ii) Except as may be disclosed in Schedule F, there are no lawsuits or administrative enforcement or environmental cleanup proceedings pending or, to Seller's knowledge threatened, with respect to the condition or operation of any of the Facilities. Except as may be disclosed in Schedule F, none of the Facilities have been placed on, or to the best of Seller's knowledge, proposed to be placed on, the National Priorities List or its state equivalents pursuant to CERCLA or analogous foreign or state laws, including laws which establish registers of historically contaminated sites, and none of the Facilities include underground storage tanks subject to regulation under RCRA or under foreign, federal or state laws aimed at the protection of waters or at hazardous waste disposal, from which there has been a Release of Hazardous Substances.

              iii) The execution, delivery and performance of this Agreement and the other documents and instruments referred to therein or contemplated thereby, the consummation of the transactions contemplated thereby and the performance by Seller of its obligations thereunder do not and will not violate any Environmental Law or any Environmental Permit.

              iv) Except as may be disclosed in Schedule F, no Release of Hazardous Substances has occurred on any Facilities or, to Seller's knowledge, on any properties adjacent to such Facilities in such a manner as to require Remedial Action with respect to the Facilities.

       C. Environmental Due Diligence. Reviews have been conducted by Pilko & Associates of health, safety and environmental matters at various facilities of the Unifrax Group, and true, correct and complete copies of the reports thereof (the "Consultants' Reports") have been provided to Buyer. Except as disclosed in Schedule F, no adverse change in conditions has occurred from the date of the Consultants' Reports to the Closing Date which would render any of the Consultants' Reports inaccurate in any material respect. To Seller's knowledge, none of the Facilities of the Unifrax Group is subject to any liability for compliance or Remedial Action expense beyond the matters identified in the Consultants' Reports. To Seller's knowledge, there is no proceeding pending at a regulatory agency to ban the sale of any Unifrax products. Absent a legal duty or a legitimate business purpose, Buyer shall not voluntarily undertake, nor cause or induce to be undertaken, a course of action designed to (or likely to have such effect) identify the nature, scope or extent of Releases of Hazardous Substances at the Facilities, which may lead to a requirement for Remedial Action.

       D. Buyer's Environmental Representations. Buyer has examined each of the Consultants' Reports, and acknowledges the limitations set forth therein, and that conditions on or under the Facilities, or methods of operation of the Facilities, may lead to remediation expenditures beyond those identified in the Consultants' Reports. The existence of the Consultants' Reports and the matters set forth therein shall not in any way limit Buyer's ability to be Indemnified pursuant to this Agreement.


7.     EMPLOYEES AND BENEFITS.

       A. Representations and Warranties as to United States Employee Benefit Plans.

              i) Schedule P (Part A) attached hereto contains a list of all of the following plans maintained or contributed to by the Seller Group or the Unifrax Group (a) on behalf of United States active employees of Unifrax (the "U.S. Employees") (collectively, the "Benefit Plans") or (b) on behalf of former United States employees including retirees of the Unifrax business;

                     a) nonqualified deferred compensation or retirement plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

                     b) qualified defined contribution or defined benefit plans which are employee pension benefit plans (as defined in Section 3(2) of ERISA) (the "Pension Plans");

                     c)     employee welfare benefit plans (as defined in
                            Section 3(1) of ERISA); and

                     d) each other material plan, program, agreement or arrangement that provides benefits for the U.S. Employees or former United States employees including retirees of Unifrax or the Unifrax business, including, without limitation, any severance and other plans that may result in payments as a result of the transactions contemplated by this Agreement.

                            All related trust or other instruments which provide for funding plan benefits are also identified on Schedule P (Part A) hereto.

              ii) Neither Unifrax Group nor the Seller Group contributes on behalf of any employee of Unifrax to any multiemployer plans (as defined in Section 4001(a)(3) of ERISA) or has any withdrawal liabilities with respect to any such multiemployer plans.

              iii) Unifrax or the Seller Group has or will have made all employer contributions required and due to be paid as of the Closing Date with respect to any Pension Plan. The Pension Plans have been funded in compliance with the applicable minimum funding standards of ERISA, and neither Seller nor Unifrax has sought a waiver of the minimum funding standards under Section 412 of the Code.

              iv) The Pension Plans and their related trusts have been maintained in compliance with the Code and the regulations thereunder. Except as indicated on Schedule P (Part A),
                     (a) each of the Pension Plans and their related trusts has been the subject of a favorable determination letter under Sections 401(a) and 501(a) of the Code and no such determination letter has been revoked, nor has revocation been threatened. All amendments required by law have been or will be made to the Pension Plans within the applicable Code remedial amendment period. Each such Pension Plan has been administered and operated in accordance with its terms and in such a manner as to preserve its tax-qualified status. No such Pension Plan had an "accumulated funding deficiency" within the meaning of
                     Section 412(a) of the Code as of the end of the most recently completed plan year.

              v) All material reporting or disclosure requirements to federal, state and local governments and governmental agencies and to all Benefit Plan participants and beneficiaries, and the applicable requirements under Part 6 of Title I of ERISA and Section 4980B of the Code have been satisfied with respect to the Benefit Plans, and the Benefit Plans and any related trust have been maintained in substantial compliance with ERISA and any other applicable laws and regulations.

              vi) Except as set forth on Schedule P (Part A) hereto or as may be required by this Agreement or any collective bargaining agreement listed on Schedule N, neither Unifrax nor the Seller has any agreement, commitment or understanding: (a) to create any additional plan which would constitute a Benefit Plan for the U.S. Employees or to increase the rate of benefit accrual or contribution requirement under any of the Benefit Plans with respect to the U.S. Employees; or (b) to modify, change or terminate, in any material respect, any existing Benefit Plan for U.S. Employees.

              vii) Unifrax and certain members of the controlled group of corporations (within the meaning of Section 414(b) and (c) of the Code) of which Unifrax forms a part, presently maintain one or more qualified defined benefit pension plans which are not multiemployer plans but which are subject to the provisions of Title IV of ERISA. With respect to each such plan:

                     a) No asset of Unifrax is subject to a lien by reason of the provisions of Section 412(n) of the Code;

                     b) To the best of Seller's knowledge, there exists no ground upon which the Pension Benefit Guaranty Corporation ("PBGC") would demand termination of such plan or appointment of itself or its nominee as trustee thereunder; and

                     c) As of the Closing Date, no liability to the PBGC has been incurred with respect to those Pension Plans which are defined benefit plans other than premiums due and not yet payable.

              viii) Except as disclosed in Schedule P, there are no pending or, to the Seller's knowledge, threatened claims by or on behalf of any of the Assumed Plans (as defined in Section 7.C.ii) below, by any employee or beneficiary covered under such Assumed Plans, or otherwise involving any such Assumed Plan (other than routine claims (including appeals) for benefits).

       B.     Representations and Warranties as to Non United States Plans.

              Schedule P (Part B) constitutes a true and complete list of all profit sharing, bonus or other incentive, voluntary insurance, retirement, welfare and health plans maintained by XPE GmbH with respect to its employees (collectively, the "German Plans").
              Each German Plan complies in all respects with all applicable laws and, other than claims for benefits submitted by participants or beneficiaries in the normal course, there is no litigation, claim, or other proceeding pending against or affecting any German Plan. There are no premiums, contributions, payments or other assessments due and owing with respect to any German Plan, and the accruals made and to be made by XPE GmbH, as the case may be, for future obligations thereunder are complete and represent the maximum amount allowed to be reserved for tax purposes of such obligations as of the Closing Date.

       C.     United States Employee and Benefit Matters.

              i) Unifrax shall provide severance and related benefits to any non-represented U.S. Employees who are active employees of Unifrax as of the Closing Date (it being the intent of the parties for purposes of this Agreement that active employees shall only include those employees on the active payroll of Unifrax as of the Closing Date and those employees on leave under the Family and Medical Leave Act or similar legislation) and who are later terminated by Buyer or Unifrax from employment with Unifrax or Buyer within twelve months after the Closing Date under The 1996 Unifrax Involuntary Separation Program (in the form attached as Schedule Q), provided, however, that Seller shall retain, and neither Unifrax nor Buyer shall be obligated to provide, any severance and related benefits to any employee or former employee who receives benefits from the NAF Divestment Management Separation Program (a list of whom is included on Schedule R).

              ii) From and after the Closing Date, Unifrax shall assume, retain and discharge all of the liabilities and obligations under, and shall be the plan sponsor of, each Benefit Plan listed on Schedule P-1 (the "Assumed Plans").

                     With respect to the Carborundum Capital Accumulation Plan ("CAP"), Seller shall vest the active U.S. Employees in their account balances as of the Closing Date, and the parties shall, beginning immediately following the Closing Date, take such actions as may be required to transfer in a manner complying with Code Sections 411(d)(6) and 414(l), the account balance liabilities and related assets pertaining to the active U.S. Employees from CAP and its related trust to a separate qualified plan (the "Unifrax CAP") and its related trust established by Unifrax on or after the Closing. Such transfer shall occur on a date (the "Transfer Date") agreed to by Buyer and Seller.
                     Buyer and Seller agree to use their best efforts to effect such transfer on or before December 31, 1996.

                     The value of the assets to be transferred shall be calculated by the CAP trustee and shall equal the liquidated value of the aggregate account balances (including employer contributions accrued based on pay and service through the Closing Date and all earnings accrued as of the Transfer Date) received by the CAP trustee in order to transfer on the Transfer Date. The Unifrax CAP and its related trust must be reasonably satisfactory to Seller and its counsel prior to the transfer of assets and liabilities and Buyer or Unifrax shall take all actions required to establish and to maintain such plan and trust as qualified and tax-exempt under Sections 401(a) and 501(a) of the Code. Unifrax and Seller further agree that they shall each provide the other with reasonable assurances of such tax-qualified status with respect to each of their respective plans prior to the transfer of assets and liabilities. If required, Unifrax and Seller shall each file IRS Form 5310-A with respect to the transfer at least thirty days prior thereto. Buyer and Seller acknowledge and agree that the Unifrax CAP shall not be included on the Assumed Plan list.

                     With respect to the BP America Retirement Accumulation Plan, Seller agrees to vest the affected U.S. Employees in their accrued benefits under such Plan as of the Closing Date. With respect to the BP America Master Hourly Plan for Represented Employees, plan sponsorship shall be retained by Seller Group and, effective as of the Closing Date, the accrued benefit liabilities and related assets pertaining to active U.S. Employees under such plan shall be transferred in a manner complying with Code Sections 411(d)(6) and 414(l) to a separate qualified plan to be
                     maintained by Buyer Group (the "Mirror Plan").   The
                     calculation of the value of the assets to be transferred shall be made by Seller's actuary in accordance with the actuarial assumptions in the attached Schedule P-2 and shall equal the accumulated benefit obligation of the active U.S. Employees as of the Closing Date decreased for benefit payments made after the Closing Date and before the transfer date on behalf of the active U.S. Employees (the "Transfer Amount"). The calculation of the Transfer Amount by Seller's actuary shall be subject to review by Buyer's actuary. The Transfer Amount shall accrue interest from the Closing Date to the transfer date at a rate equal to a seven percent (7%) rate compounded annually. The Transfer Amount shall be transferred hereunder in the form of cash or cash equivalents. The Mirror Plan and its related trust shall be reasonably satisfactory to Seller and its counsel and Unifrax shall take all actions required to establish and to the extent continued, to maintain the Mirror Plan and its related trust as qualified and tax-exempt under Sections 401(a) and 501(a) of the Code. Unifrax and Seller further agree that they shall each provide the other with reasonable assurances of such tax-qualified status with respect to each of their respective transferor and transferee plans, as applicable, prior to the transfer of assets and liabilities. If required, Unifrax and Seller shall each file IRS Form 5310-A with respect to the transfer at least thirty days prior thereto. The transfer of the Transfer Amount shall occur no later than sixty (60) days following the completion of the review by Buyer's actuary of the calculation of the Transfer Amount and the satisfaction of the requirements of this Section 7.C.(ii).

                     Notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor Unifrax shall be responsible for any of Seller's obligations for post-retirement medical and/or life insurance coverage to retirees or other employees terminated prior to the Closing Date or to any employee who receives benefits under either (1) the NAF Divestment Management Separation Program or (2) the Project Elm Involuntary Separation Program for Transition Employees. Nor shall Unifrax be responsible for any of Seller's obligations under any non qualified, excess or supplemental pension benefit plans for U.S. Employees, any non U.S. Employees of Unifrax, or any former United States Employees including retirees of the Unifrax business.

              iii) From and after the Closing Date, Unifrax shall assume, retain and discharge any and all liabilities relating to the active U.S. Employees subject to Schedule P (Part A, Item B.5++), including but not limited to, under the Assumed Plans and, after the transfer of assets, under the Mirror Plans described in Section 7.C.ii) above. Notwithstanding the foregoing, other than the Assumed Plans and the Mirror Plans, and except as otherwise required by law or by the terms of any collective bargaining agreement continued by Unifrax, Unifrax shall from and after the Closing Date, have no obligation to continue or establish any other benefit programs, policies or practices that may have existed prior to the Closing Date, and the liabilities with respect to any such programs not continued by Unifrax, shall remain the responsibility of Seller.

              iv) From and after the Closing Date, the Active U.S. Employees shall be given credit for their service recognized by Unifrax prior to the Closing Date solely for purposes of participation eligibility and vesting under all applicable plans and programs of Buyer and/or Unifrax and, after the asset transfers described in Section 7.C.ii) above, benefit accruals under the Mirror Plans.

              v) Seller will make all employer and employee contributions required under all Assumed Plans applicable to U.S. Employees for service and compensation paid or earned prior to the Closing Date, within the time period prescribed by applicable law using its best efforts to comply with past practice.

       D.     General.

              Nothing herein expressed or implied shall confer upon any employee, former employee (including retirees) or legal representative thereof, any right of any nature or kind whatsoever under or by reason of this Agreement including but not limited to any benefit plan entitlements or employment or continued employment for any specified period.

8. DISCLAIMER OF IMPLIED WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE SCHEDULES, EXHIBITS AND THE INSTRUMENTS THERETO, AND TO THE EXTENT PERMITTED BY LAW, DOCUMENTS AND AGREEMENTS REFERRED TO HEREIN OR EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY: SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WITH RESPECT TO THE UNIFRAX GROUP, ITS ASSETS OR LIABILITIES, ANY PORTION THEREOF OR OTHERWISE; AND SELLER HEREBY DISCLAIM ANY IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9. BUYERS' REPRESENTATIONS AND WARRANTIES. Effective as of the date of this Agreement, and as of the Closing Date, Buyer hereby represents and warrants to Seller as follows:

       A. Organization and Good Standing. Buyer and Investment are each a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

       B. Authority. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of each of Buyer and Investment. This Agreement is binding on Buyer and Investment in accordance with its terms, except: i) as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally, and ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be instituted.

       C. Non-Contravention. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any of the provisions of any of the Constituent Documents of Buyer and will not result in the breach of, or constitute a default under, any agreement or other instrument by which Buyer or Investment is bound, except to the extent such breach of default would not have a Material Adverse Effect on Buyer or Investment.

       D. Financing. Buyer has provided Seller letters from Buyer's potential financing sources of the funds necessary to pay the Purchase Price. Buyer's ability to consummate the transactions contemplated hereby is contingent on its ability to complete a public or private placement of securities prior to or on the Closing Date.

       E. Survival of Representations and Warranties. Except as otherwise provided in this Agreement, Buyer's representations and warranties set forth in this Agreement shall survive Closing for a period coincident with the time limitations set forth in
              Section 14.G.

       F. Required Consents. No consent, approval, waiver or other action by any person (other than any governmental body, agency, official or authority referred to in Section 6.A.iv.) under any contract, agreement, indenture, lease, instrument or other document to which Buyer is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement except where the failure to obtain any such consent, approval, waiver or action would not, individually or in the aggregate, result in a Material Adverse Effect.

10. BROKERAGE/EXPENSES. C.S. First Boston Corporation has acted as an advisor to Seller in this transaction, and its compensation will be the responsibility of Seller. Neither party has retained any other broker or finder in connection with the transactions contemplated by this Agreement. Each party will bear the expenses of their respective agents, lawyers, auditors and advisors in connection with the transactions contemplated by this Agreement. In the event the Closing occurs, Unifrax shall pay the expenses of the Buyer and up to $55,550 of the Seller's expenses and such payments will not be part of the Closing Net Working Capital.

11.    TAXES.

       A.     Liability for Taxes.

              i) Seller shall be responsible for and pay for any federal, foreign, state or local income Taxes (including interest and penalties, if any), payable with respect to the income of the members of the Unifrax Group attributable to any period ending on or before the Closing Date, including any income Tax caused by or resulting from the Section 338(h)(10) Election contemplated in Section 11.F below (the "338(h)(10) Election") below, and any Tax imposed on the members of the Unifrax Group pursuant to Treasury Regulations Section 1.1502-6 with respect to the taxable income of any of the Seller Group. For the avoidance of any doubt, Seller shall not be liable for any income tax resulting from the subsequent sale, disposition or abandonment of any assets of the Unifrax Group after the Closing Date.

              ii) Unifrax shall pay for any Tax incurred by or attributable to the operations of the Unifrax Group for which Seller are not liable under Section 11.A.

              iii) Whenever it is necessary for purposes of subsections A.i), A.ii) and C. of this Section 11 to determine the portion of any income Tax (other than federal income Tax) incurred by or attributable to the operations of the Unifrax Group for a taxable period beginning prior to and ending after the Closing Date which is allocable to the Pre-Closing Date period, the determination shall be made by assuming that the Pre-Closing Date period constitutes a separate taxable period of the Unifrax Group and by taking into account the actual activities and income or loss of the Unifrax Group during such period, except that exemptions, allowances and/or deductions for a taxable period beginning prior to and ending after the Closing Date that are calculated on an annual or periodic basis shall be apportioned to the Pre-Closing Date period on a per diem basis. "Pre-Closing Date period" shall mean with respect to any taxable period beginning prior to and ending after the Closing Date, the portion of such taxable period beginning on the date such taxable period commences and ending on the Closing Date.

              iv) Effective as of the Closing Date, all liabilities and obligations between any member of the Unifrax Group, on the one hand, and any member of the Seller Group, on the other hand, under any tax allocation or sharing agreement or arrangement in effect prior to the Closing Date shall be deemed to have been extinguished in full (without the necessity of any payment with respect thereto) and any liabilities or rights existing under any such agreement or arrangement shall terminate and shall no longer be enforceable. Seller shall execute and cause any other member of the Seller Group to execute any documents necessary to effectuate the provisions of this Section 11.A.iv).

              v) Buyer shall be responsible for the cost of all stamp, value added real property gains and similar type of Taxes arising from the transactions contemplated by this Agreement.

              vi) Buyer and Seller shall share 50/50 the cost of transfer taxes and similar types of Taxes including the New York real property transfer tax.

       B. Preparation of Returns. Seller shall prepare or cause to be prepared, and shall file or cause to be filed, all tax returns with respect to Taxes of, or which include, the Unifrax Group for all taxable periods ending on or prior to the Closing Date.
              Buyer shall prepare or cause to be prepared, and shall file or cause to be filed, all tax returns with respect to Taxes of, or which include, the Unifrax Group for all taxable periods ending after the Closing Date.

       C. Refunds. Buyer agrees to assign and promptly remit (and to cause the Unifrax Group to assign and promptly remit) to Seller all refunds for any Pre-Closing Date period (including interest received thereon) of any Taxes received by any of them for which the Seller are responsible under this Section 11. Seller agrees to promptly remit to Buyer all Taxes (including interest and penalties, if applicable) levied on Buyer for which Seller are responsible under this Section 11. Nothing in this Section 11.C. shall prevent Seller from contesting, in good faith, any tax liability pursuant to Section 11.E..

       D. Assistance and Records. Buyer and Seller shall provide, and shall cause their respective affiliates to provide, each other with such assistance as they may reasonably request in connection with the preparation of tax returns required to be filed, any audit or other examination by any taxing authority, any judicial or administrative proceedings relating to liability for taxes, or any claim for refund in respect of such taxes. Such assistance shall include making employees available to the other party and their counsel, providing additional information and explanation of any material to be provided, furnishing to or permitting the copying by the other party or their counsel of any records, returns, schedules, documents, work papers or other relevant materials which might reasonably be expected to be used in connection with such return, audit, examination, proceeding or claim. The requesting party will reimburse the other party for any out of pocket costs reasonably incurred in providing such assistance. The parties will use their best efforts to retain, for a period of ten (10) years after the Closing Date, and upon the request of the other party, provide, any records or information which may be relevant to such return, audit, examination, proceeding or claim.

       E.     Tax Contests.

              i) Seller shall promptly notify Buyer of any audit or examination of the Unifrax Group relating to Taxes payable in respect of a taxable period that ends on or before the Closing Date (a "Pre-Sale Year"). Thereafter, if there is commenced an administrative or judicial proceeding in which the Internal Revenue Service or a state, foreign or local government is a party relating to Taxes payable by the Unifrax Group (a "Contest"), Seller shall keep Buyer advised of any material developments in any such Contest. Seller shall, in good faith, consult with Buyer concerning the appropriate actions or positions to be taken throughout the course of any such Contest. Seller shall have full control over any such Contest relating solely to a Pre-Sale Year and ultimate discretion with respect to any decision to be made or the nature of any action to be taken in the course thereof. For purposes of this Section 11.E.i), the term "Contest" shall refer only to a Contest relating to income Taxes payable with respect to a Pre-Sale year.

              ii) Buyer and Seller each will promptly notify the other of any audit or examination of any member of the Unifrax Group relating to Taxes payable in respect of any taxable period beginning before and ending after the Closing Date (the "Closing Period"). In the event of any Contest regarding the Closing Period, (a) if such Contest relates solely to liability for Taxes for that portion of the Closing Period ending on the Closing Date, the Seller shall have full and complete control of any such Contest;
                     (b) if such Contest relates solely to liability for Taxes for that portion of the Closing Period following the Closing Date, Buyer shall have full and complete control of such Contest; and (c) if such Contest relates to liability for Taxes both for a portion of the Closing Period preceding the Closing Date and a portion of the Closing Period following the Closing Date, then Seller and Buyer jointly shall control the Contest and agree to cooperate in good faith in the pursuance of such Contest. Seller and Buyer shall keep each other advised of any material developments in any such Contest. Seller and Buyer shall, in good faith, consult with each other concerning the appropriate actions or positions to be taken throughout the course of such Contest. For purposes of this Section 11.E.ii), the term "Contest" shall refer only to a Contest relating to income Taxes payable with respect to the Closing Period.

              iii) Buyer shall promptly notify Seller of any issues which arise out of an audit or examination relating to Taxes payable in respect of a taxable year or taxable period of any member of the Unifrax Group beginning on or after the Closing Date (a "Post-Sale Year") which could affect the way an item is treated in the Pre-Closing Date period and keep Seller advised of material developments relating thereto. Buyer shall, in good faith, consult with Seller concerning the appropriate actions or positions to be taken throughout the course of such proceeding, but shall have full control over any Contest and ultimate discretion with respect to any decisions to be made or the nature of any action to be taken in the course thereof. For purposes of this Section 11.E.iii), the term "Contest" shall refer only to a Contest relating to income Taxes payable with respect to a Post-Sale Year.

              iv) At or prior to Closing, Unifrax shall execute a Power of Attorney mutually agreeable authorizing Seller to represent the Unifrax Group with respect to income taxes for which Seller is liable in accordance with this Section 11.

       F.     Section 338 Election.

              i) After the Closing Date, Buyer and Seller shall make an election under Section 338(h)(10) of the Code (and any comparable election under state or local tax law) with respect to the acquisition of Unifrax by Buyer. Buyer and Seller shall cooperate fully with each other in the making of such election, and the portion of the Purchase Price affected by such election shall be allocated by the parties in accordance with principles of Schedule A attached hereto and in accordance with Form 8594 under
                     Section 1060 of the Code.

              ii) Buyer will then be responsible for preparing and filing the Section 338(h)(10) Election, and will submit the forms and information schedules necessary to make the Section 338(h)(10) Election to Seller for Seller's signature no later than 60 days prior to the due date for such Election. Seller shall sign such Section 338(h)(10) Election and return it to Buyer within 30 days after receiving it, unless Seller object as provided below. Seller and Buyer will file all federal tax returns in a manner consistent with the Section 338(g) and (h)(10) Elections. The forms and information schedules shall be subject to the approval of the Seller, which approval shall not be unreasonably withheld. If Seller objects to the forms or the information schedules, they must notify Buyer within 30 days after they receive the forms and information schedules.

12. OBLIGATIONS PENDING THE CLOSING DATE. The parties agree that until the Closing Date except as otherwise mutually agreed in writing between the parties:

       A. Access and Information. From the date hereof until the Closing Date or, if earlier, the date of termination of this Agreement pursuant to Section 18, Seller shall, and shall cause the members of the Unifrax Group to, afford to Buyer's officers, employees, accountants, counsel and other authorized representatives access for the purpose of making presentations to employees to discuss Buyer and its general plans for the business. Seller shall have the right to be present during all such visits. From the date hereof until the Closing Date or, if earlier, the date of termination of this Agreement pursuant to Section 18, Seller shall, and shall cause members of the Unifrax Group to afford to Buyer's officers, employees, accountants, counsel and other authorized representatives reasonable access to the records and property of the Unifrax Group. Buyer agrees to cooperate with Seller so as not to cause a disruption of the conduct of Unifrax's business.

       B.     Conduct of Business.  Except as otherwise provided in this
              Section 12, the members of the Unifrax Group will i) conduct their business only in the ordinary course, except that the Unifrax Group in order to reduce bad debt exposure may reasonably limit credit to customers, expedite collections of any overdue accounts or notes receivables or elect not to purchase or manufacture inventory where levels of such inventory may become obsolete as of the Closing Date; ii) keep in full force and effect their corporate existence; iii) comply with all Material Contracts and other agreements by which any of them are bound; and iv) use reasonable efforts to retain their employees and maintain their business relationships with customers and suppliers.

              Without the prior written consent of Buyer (which consent will not be unreasonably withheld), the Unifrax Group will not i) enter into any agreement or commitment (including any non-competition agreements) not in the ordinary course of business; ii) incur any indebtedness, except for accounts payable and accrued expenses which are included in the definition of Closing Net Working Capital; iii) make any new commitments for capital expenditures exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate or One Hundred Thousand Dollars ($100,000) per item or add additional projects to Schedule M. (Capital Projects listed on Schedule M or included in the Unifrax Business Plan on the date hereof shall continue unless otherwise agreed); iv) enter into any Material Contract other than sales contracts or commitments in the ordinary course, with a remaining term or commitment of (13) thirteen months or less and less than two hundred thousand dollars ($200,000), or purchase contracts or commitments for capital expenditures for capital projects listed on Schedule M or included in the Unifrax Business Plan; v) take, agree to take or permit any member of the Unifrax Group to take any action or do or permit to be done anything in the conduct of the business of any member of the Unifrax Group which would breach any of the terms or provisions of this Agreement or would cause any of the representations of Seller contained herein to be untrue in any material respect; or vi) authorize any of, or commit or agree to take any of, the actions set forth in this
              Section 12.B.

       C. Maintenance of Property. The Unifrax Group will i) use, operate and maintain in all material respects all their real property and personal property as presently used, operated and maintained except for depletion, depreciation, ordinary wear and tear and damage by unavoidable casualty; and ii) maintain their records in the usual, regular and ordinary manner consistent with past practices.

       D. Compensation. Except for increases in the ordinary course of business consistent with past practices or pursuant to the terms of any collective bargaining agreement, the Unifrax Group will refrain from granting any increase in the compensation or rate of compensation payable or to become payable to any of their employees.

       E. Schedules. Seller will advise Buyer in writing of additions or changes to the schedules to this Agreement (hereinafter referred to collectively as the "Schedule Amendments") which Seller in their good faith judgment believe are required in order that the Schedules reflect i) events not otherwise in breach of this Section 12 occurring since the date of the Agreement or ii) facts or circumstances which, to the best of Seller's knowledge, were not known by Seller at the date of the Agreement.

       F. Cash and Securities. Seller may, at their sole discretion from time to time prior to the Closing Date, cause the members of the Unifrax Group to dividend or otherwise pay to members of the Seller Group, any cash or marketable securities held by the Unifrax Group.

       G.     Subsidiary Actions.  Seller will cause the Unifrax Group not to
              i) authorize or issue other than to members of the Seller Group or the Unifrax Group in accordance with this Agreement or the attached Schedules any shares, warrants, notes, debentures or other securities, instruments convertible or exchangeable into securities of any member of the Unifrax Group, or rights or options to acquire any of the foregoing, ii) amend or change their certificates of incorporation, by-laws or comparable governing instruments except as required by law, or iii) make distributions, payments or dividends to the Seller Group or take any corporate action other than in the ordinary course, except as required by law or this Agreement or in order to transfer cash and marketable securities to the Seller Group, or to repay any intercompany accounts and notes receivable or payable with the Seller Group or within the Unifrax Group.

       H. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, Buyer and Seller shall promptly file any Notification and Report Forms and related materials as may be required to be filed under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R Act"), shall use reasonable efforts to obtain an early termination of the applicable waiting period and shall promptly make any further filings pursuant thereto as may be necessary to facilitate the consummation of the transactions contemplated by this Agreement. Seller shall reimburse Buyer for 1/2 of any fee paid by Buyer to the appropriate U.S. Government agency to file the said Notification and Report Forms.

       I. Negotiations. Other than the sale or transfer of all or part of the Discontinued Operations, neither the Seller nor any member of the Unifrax Group shall, directly or indirectly (by merger, reorganization, recapitalization, stock issuance or transfer or otherwise), offer to sell or dispose of, negotiate to sell, or dispose of, or have discussions with third parties with respect to the sale or disposition of the assets, properties, capital stock or control of any member of the Unifrax Group or its assets to or with any third party other than the sale or use of inventories or scrap or obsolete properties in the ordinary course of business. Seller may complete its pending Registration Statement filed with the Securities and Exchange Commission but will not go effective with that Registration Statement, commence any marketing of any securities or print any "Red Herrings".

       J. BPX, as a shareholder of Unifrax, shall vote all of its shares of Unifrax in favor of the Merger.

13. NON-COMPETITION AND SEPR AGREEMENTS. As of the Closing Date, A) Seller shall cause The British Petroleum Company p.l.c. ("BP") to enter into a five year Noncompetition Agreement with the Unifrax Group substantially in the form attached hereto as Exhibit 3; and B) Buyer shall, without any further action on the part of Seller or Buyer, be deemed to be bound by the following agreements dated as of February 28, 1996 among others, BP, Unifrax, and Societe Europeene des Produits Refractaires ("SEPR").

       i)     the Covenant Not To Compete;
       ii)    the Product Distribution Agreement;
       iii)   the Distributed Product License Agreement;
       iv)    the License Agreement;
       v)     the Conversion Agreement;
       vi)    the XPE License Agreement; and
       vii)   the Trademark License And Consent Agreement.

14.    INDEMNIFICATION.

       A. Indemnification by Unifrax. Unifrax hereby agrees to release Seller from and indemnify, defend and save and hold harmless ("Indemnify") Seller, the Seller Group and their respective officers, directors, stockholders, employees and representatives and all of their respective heirs, legal representatives, successors and permitted assigns (the "BP Group"), exclusive of the Unifrax Group, and each of them, and to cause the Unifrax Group to so Indemnify them, against any and all claims, damages, losses, expenses, costs, penalties, liens, fines, assessments, obligations or liabilities of any kind, including reasonable attorneys' fees and court costs (exclusive of any time, overhead charges or other non-cash expenses for Unifrax or a party's employees necessary to monitor, manage, defend or otherwise be involved with such or to comply with or in furtherance of the provisions of this Section 14. or Schedule Z) (collectively "Losses" and individually "Loss") to the extent arising from or attributable to the operations of the Unifrax Group after the Closing Date including without limitation those arising under Environmental Laws such as CERCLA, any federal or state workers compensation laws or any other foreign, federal, state or local laws or regulations, or any contract, warranty, tort, or other theory of law; provided, however, that such Losses shall be excluded from any Indemnification provided by Unifrax pursuant to this Agreement, and Unifrax shall not be obligated to Indemnify the BP Group with respect to any Losses to the extent to which any member of the Buyer Group is entitled to be Indemnified by Seller pursuant to
              Section 14.B. In addition, Unifrax will Indemnify Seller against any Losses which Seller may incur to the extent arising from or attributable to any breach or failure by Buyer, or Buyer's failure to perform any provision, representation, warranty, covenant or agreement in this Agreement or any agreement or instrument delivered pursuant hereto. Further, Unifrax hereby agrees to Indemnify Seller (i) with respect to any claims, obligations or liabilities of any kind under the Assumed Plans relating to events with respect to U.S. Employees from and after the Closing Date, and, after the transfer of assets described in
              Section 7.C.(ii), above, with respect to any Mirror Plans established, and (ii) with respect to any COBRA obligations that may arise as a result of the discontinuation by Unifrax of any medical benefits program contemporaneous with the Closing Date.

       B.     Seller's Indemnification of Buyer.  Subject to provisions of this
              Section 14, each Seller jointly and severally, agrees to Indemnify Buyer (including, after the Closing Date, the Unifrax Group) and their respective officers, directors, stockholders, (other than members of the BP Group) employees and representatives and all of their respective heirs, legal representatives, successors and permitted assigns (the "Buyer Group") against any Losses which any member of the Buyer Group may incur to the extent arising from or attributable to:

              i) all liabilities or obligations of the Discontinued Operations as listed on Schedule E, any liabilities retained by Seller pursuant to Section 7.C.ii), and all liabilities and obligations for breach of Section 5.L.

              ii) liabilities for wrongful death or personal injury (and any ancillary claims) allegedly caused by exposure prior to the Closing Date to refractory ceramic fiber products manufactured by the Unifrax Group or its predecessors pursuant to the provisions of the attached Schedule Z.

                     For the purposes of this Section 14.B.ii) and Schedule Z:
                     (1) threatened or actual claims, litigation, actions or proceedings for wrongful death or personal injury (and any ancillary claims) allegedly caused by exposure prior to, but not after, the Closing Date, are referred to as "Pre-Closing Matters"; (2) Pre-Closing Matters with respect to which a suit is filed or legal procedures are otherwise commenced, or with respect to which Seller, Unifrax or any of their affiliates have received written notice prior to the Closing Date are referred to as "Pre-Closing Litigation"; (3) threatened or actual claims, litigation, actions or proceedings for personal injury or wrongful death (and any ancillary claims) allegedly caused by exposure to refractory ceramic fiber products in part before and in part after Closing Date are referred to as "Joint Matters" and (4) punitive damages to the extent arising from acts or omissions of Seller or Unifrax prior to the Closing date are referred to as "Seller Punitive Damages".

                     Each Seller shall jointly and severally Indemnify the Buyer Group against one hundred percent (100%) of the Losses arising from or attributable to Pre-Closing Litigation. Each Seller shall jointly and severally Indemnify the Buyer Group against eighty percent (80%) of the Losses, other than Seller Punitive Damages, arising from or attributable to Pre-Closing Matters which are not Pre-Closing Litigation; provided, however, that once Buyer Group has incurred Three Million Dollars ($3,000,000) (the "Cap") in Losses from Pre-Closing Matters not subject to Indemnification from Seller, each Seller shall, jointly and severally, Indemnify the Buyer Group against one hundred percent (100%) of the Losses from Pre-Closing Matters in excess of the Cap. Each Seller shall, jointly and severally, Indemnify the Buyer Group against one hundred percent (100%) of Seller Punitive Damages. The eighty percent limit and the Cap do not apply to Losses from Pre-Closing Litigation or Losses which are Seller Punitive Damages. In the case of Joint Matters this Indemnity only applies to the portion of the alleged injurious exposure which occurred prior to the Closing, and Losses shall be allocated between Seller and Buyer in accordance with Schedule Z.

                     Unifrax agrees to maintain a Product Stewardship Program consistent with the provisions of the attached Schedule S. The Product Stewardship Program shall consist of at least the following elements, as further described in Schedule
                     S: maintenance of handling procedures; research, as reasonably appropriate, into health effects and safe handling; continuing research, as reasonably appropriate, into safer alternative products; informing customers and others who may come into contact with refractory ceramic fiber products about safe handling; and effective steps, as reasonably appropriate, to ensure that the program is implemented throughout the distribution chain of the products. To the extent that Unifrax fails to maintain a Product Stewardship Program consistent with Schedule S with respect to refractory ceramic fiber products, no indemnification shall be applicable under this Section 14.B.ii) with respect to any wrongful death or personal injury to the extent caused by such failure. However, Unifrax may modify the elements or procedures of the Product Stewardship

                     Program in a commercially reasonable manner without affecting the right of the Buyer Group to indemnification under this Section 14.B.ii).

              iii) liabilities and obligations with respect to workers' compensation claims by or on behalf of active or former employees of the Unifrax Group for traumatic or occupational injuries (including exposure claims) occurring prior to the Closing Date. In the event that the date of injury cannot be readily determined, Buyer and Seller agree that the controlling date of the event shall be determined by the date of occurrence established or adjudicated by the Industrial Board, Commissioner, Bureau or other body having jurisdiction over the workers' compensation claim in question. For the avoidance of doubt, tort claims by active or former employees of the Unifrax Group for exposure to refractory ceramic fiber products shall be governed by Section 14.B.ii).

              iv) all liabilities or obligations and Environmental Losses arising out of the transport storage, or disposal before the Closing Date of Hazardous Substances or other wastes to or on any real property other than real property owned or leased by the Unifrax Group as of the Closing Date including, without limitation, the Shulman Site (St. Joseph County, Indiana), the Kline Road Site (South Bend, Indiana) and the PCB Treatment Site (Kansas City, KS &
                     MO).

              v) Except as provided in clause (c) below all Environmental Losses and all the amounts reasonably required to be expended to satisfy liabilities and obligations for Remedial Actions and Environmental Compliance Actions required by Environmental Law in effect and as interpreted as of the Closing Date, as applied to conditions, events, acts, occurrences or omissions occurring or existing at the Facilities as of or prior to the Closing Date or to the operations of the Unifrax Group prior to the Closing Date, including without limitation:

                     (a) Seller will undertake for their own account all required Remedial Actions for The Remedial Program as defined in the Order On Consent for Site #932102 (Sanborn, New York) entered into between the New York Department of Environmental Conservation and Unifrax dated December 23, 1991.

                     (b) Costs connected to the friable asbestos referred to in the just completed consultants report on asbestos prepared for Unifrax.

                     (c) Buyer shall be responsible for, and Seller shall not be liable for Indemnification of Buyer for, any Remedial Actions (other than as provided in Subsection (b) above), resulting from a single occurrence or a series of related occurrences that are discovered during the first seven (7) years after the Closing Date if the expended amount is One Hundred Thousand Dollars ($100,000) or less per site (excluding the Sanborn, New York site).

                     (d) Seller's liability for Remedial Actions shall cease with respect to occurrences discovered after seven
                            (7) years after the Closing Date.

              vi) any breach by Seller of or failure to perform by Seller of any provision, representation, warranty, covenant or agreement in this Agreement or any agreement or instrument delivered pursuant hereto;

              vii) liabilities to customers for repair or replacement of defective or off-spec product manufactured by the Unifrax Group within one (1) year prior to the Closing;

              viii) any claims, obligations, or liabilities of any kind with respect to any former U.S. Employees including retirees of the Unifrax business who on or after the Closing Date do not become active employees ofUnifrax;

              ix) any claims, obligations or liabilities of any kind relating to events under the Benefit Plans with respect to U.S. Employees prior to the Closing Date, except that with respect to the applicable medical plans Seller shall only be responsible for services rendered and costs incurred prior to the Closing Date under any applicable medical plans; and

              x) 50% of the cost of any settlement, judgment or reasonable legal fees connected to the matter on Schedule J, entitled PPG Industries Inc. v. Carlson Manufacturing Company.

              Any Indemnification payment made by the Seller on account of a Loss of the Buyer Group or any of the Unifrax Group shall be accounted for as an adjustment to the Purchase Price of the Shares.

       C.     Additional Environmental Indemnification.

              i) Environmental Compliance Actions. Seller shall undertake at their expense prior to or after the Closing Date such Environmental Compliance Actions as may be required by Environmental Law in effect and as interpreted as of the Closing Date as applied to conditions, events, occurrences, acts or omissions occurring or existing prior to the Closing Date, irrespective of whether or not such conditions, events, occurrences, acts or omissions are listed in any Schedule hereto or in any Consultants' Reports. All work associated with Environmental Compliance Actions shall be conducted by Seller or Seller's contractors in a workmanlike manner. The parties shall cooperate in good faith in the planning and execution of any such work to minimize costs, so far as is practicable.

              ii) Participation Permitted. Either party to this Agreement shall have the full right, at its own expense, to participate, through counsel or otherwise, in all meetings and proceedings with adverse parties or governmental authorities pertaining to claims for Environmental Losses, or compliance with Environmental Laws. This right shall not be interpreted to cause prejudice to either party in the case of claims between them.

              iii) Cooperation. The parties shall cooperate with respect to the undertaking of their mutual obligations pursuant to this Section 14.C, including providing one another reasonable access to relevant records and officers and employees with knowledge of the matters at issue, and shall inform one another in reasonably prompt fashion of all significant developments concerning conditions or actions giving rise to claims for Indemnification hereunder.

              iv) Access. Seller and their representatives shall have the right, at reasonable times subsequent to Closing and upon reasonable prior notice, to enter the Facilities for the purpose of undertaking activities relating to its obligations pursuant to this Section 14.C, so long as such entry or activity does not unreasonably interfere with the operations at the Facilities.

              v) Work. All activities relating to the parties' obligations pursuant to this Section 14.C must be undertaken in a manner in which a prudent business person acting in a commercially reasonable manner would undertake such work, endeavoring to minimize interruptions of operations. Any work on the Facilities by Seller or their contractors shall be subject to such reasonable work safety rules as are normally imposed on outside contractors by Buyer.

              vi) Emergencies. Nothing in this Section 14.C shall prevent either party from (a) taking any reasonable and prudent interim measures in the event of any imminent and substantial endangerment to human health, welfare or the environment, without prejudice to that party's right to seek Indemnification therefor under this Agreement; (b) taking any reasonable action for which that party does not elect to seek

                     Indemnification, in whole or in part, under this Agreement; and (c) taking any action required or directed by any governmental authority of competent jurisdiction, without prejudice to that party's right to seek Indemnification therefor under this Agreement.

              vii) Permit Transfer. Seller shall take all actions necessary to comply with all applicable requirements of Environmental Laws concerning the transfer of property, assets or a business in connection with the transactions contemplated by this Agreement. Seller and Buyer shall provide or cause to be provided all required notices and reports to the appropriate permitting bodies with respect to any Environmental Permits that may need to be transferred or modified, in order to effectuate the issuance, transfer or modification of all such Environmental Permits to or for the benefit of Buyer in connection with the transactions contemplated by this Agreement as soon as reasonably practicable. Sellers shall use reasonable efforts to assist in any required transfer of Environmental Permits. In the case of any required Environmental Permit not issued, transferred or modified to or for the benefit of Buyer (by operation of law or otherwise) in form and substance the same as that held by Seller or the appropriate member of the Buyer, or otherwise reasonably satisfactory to Buyer by the Closing Date, Seller authorizes Buyer to temporarily operate under and utilize the existing Environmental Permits, to the extent permitted by law, after the Closing Date and until such required Environmental Permit is so issued, transferred or modified.

       D. Exclusive Remedy. Any claim or cause of action based on, relating to or arising out of this Agreement, or any of the other transactions contemplated under this Agreement or otherwise in respect of the Unifrax Group which is the subject of the Indemnifications hereunder must be brought by either party in accordance with the provisions and applicable limitations of this Sections 14. and 22, whether such claim arises out of any contract, tort or otherwise. Except as otherwise provided in this Agreement, each party hereby releases, remises and forever discharges the other from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever in law or in equity, known or unknown, which such party might now or subsequently may have based on or relating to, or arising out of the subject matter of this Agreement, including without limitation the subject matter of the Indemnification hereunder regarding Seller's use, maintenance, ownership and operation of the Unifrax Group, their business, assets and liabilities or the condition, quality, status or nature of the Unifrax Group, their business, assets and liabilities, including, without limitation, rights to contribution under CERCLA, or analogous state, local or foreign law or regulation, breaches of statutory or implied warranties or otherwise, nuisance or other tort actions, and common law rights of contribution; provided, however, that Buyer, on behalf of the Buyer Group, and Seller, on behalf of the BP Group, retain all rights of Indemnity set forth in this Agreement and to equitable remedies under law to enforce the terms hereof.

       E. General Provisions. In the case of any claim for Indemnification brought under this Section 14:

              i) The party entitled to Indemnification (the "Indemnified Party") shall notify the other party (the "Indemnifying Party") of its obligation to provide Indemnification with reasonable promptness of its discovery of any matter giving rise to such claim.

              ii) With respect to any third-party claim or action or need for Remediation Action pursuant to Section 14.B.iv), the Indemnifying Party shall be entitled to assume the defense thereof with counsel, or undertake the Remedial Action with contractors or personnel, reasonably satisfactory to the Indemnified Party; and subsequent to such assumption of defense, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.

              iii) The Indemnified Party will cooperate with the Indemnifying Party in the defense of any such action, and shall furnish any documents or endeavor to make available any witnesses under its control.

              iv) Buyer shall not be entitled to make a claim against Seller under this Section 14 (other than for Covered Losses including Joint Matters, or where the delay in making a claim would prejudice the rights of a third party) unless and until a) Buyer shall have provided Seller written notice of such default; and b) Seller shall have failed to cure such default within thirty (30) days after Seller's receipt of Buyer's notice; and

              v) Seller shall not be entitled to make a claim against Buyer under this Section 14 (other than for Covered Losses including Joint Matters, or where the delay would prejudice the rights of a Third Party) unless and until a) Seller shall have provided Buyer written notice of default; and b) Buyer shall have failed to cure such default within thirty (30) days after Buyer's receipt of Seller's notice.

              vi) The amount which an Indemnifying Party is required to pay to, for, or on behalf of the Indemnified Party pursuant to this Section 14 shall be adjusted (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of such Indemnified Party in reduction of the related Loss. Amounts required to be paid, as so reduced, are hereafter sometimes called an "Indemnity Payment." If an Indemnified Party shall have received or shall have had paid on its behalf an Indemnity Payment in respect to a Loss and shall subsequently receive insurance proceeds in respect of such Loss, then the Indemnified Party shall pay to the Indemnifying Party the amount of such insurance proceeds or, if lesser, the amount of the Indemnity Payment.

              vii) Except with respect to third-party (including but not limited to governmental agencies) claims or actions, any recovery from the Indemnifying Party shall not include punitive damages, consequential damages, lost profits or rents, or diminution of the value of real property or business interruption losses incurred by the Indemnified Party.

       F. Attorney's Fees. In connection with any litigation, arbitration or other dispute resolution arising out of this Agreement or to enforce any claim pursuant to this Section 14 hereof, the prevailing party shall be entitled to recover from the nonprevailing party its reasonable attorney's fees and costs, on appeal or otherwise.

       G. Time Limitations for Indemnity. Any claim under this Section 14 for Indemnity arising under or out of this Agreement must be brought with reasonable specificity in writing delivered to the Indemnifying Party at the notice address set forth in Section 19 below as follows or shall be forever barred:

              i) any claim under Section 11. or any claims for Indemnity under Section 14.B.vi) related to breaches of representations and warranties or covenants made pursuant to Section 5.B. or 5.D., Sections 14.B.i), 14.B.ii), 14.B.iii) 14.B.iv, 14.B.v)(a), 14.B.viii) or 14.B.ix)), may be made at any time;

              ii) any claims for Indemnity under Section 14.B.vi) related solely to breaches of representations or warranties made pursuant to Section 6.B., Section 14.C. must be made within five (5) years of the Closing Date;

              iii) except as provided in subsection i) of this Section 14.G., claims for Indemnity under Section 14.B.v) must be made within seven (7) years of the Closing Date;

              iv) any claims for Indemnity under Sections 14.B.vi) (except as provided in Subsections i), ii) and v) of this Section 14.G) or claims for Indemnity under Section 14.B.vii) must be made within eighteen (18) months after the Closing Date; and

              v) any claims for Indemnity under Section 14.B.vi) related to tax matters must be made prior to the expiration of the applicable statute of limitations.

       H. Buyer's Knowledge. Buyer shall not have any remedy hereunder for a breach of representation or warranty to the extent Seller can demonstrate by clear and convincing evidence that (i) the Buyer (with respect to knowledge obtained prior to the date hereof) or the Buyer and the Buyer's representatives (with respect to knowledge obtained after the date hereof) had actual knowledge of such breach prior to the Closing Date, and (ii) Buyer did not inform Seller in writing of such breach prior to the Closing Date.

       I. Monetary Limitation for Breach of Warranty. Neither party shall have a right to Indemnification under this Section 14 with respect to any Loss arising out of a breach of representation or warranty under this Agreement if the individual Loss amounts to One Hundred Thousand Dollars ($100,000) or less in each case (the "DeMinimus Amount"). In addition, neither party shall have a right to Indemnification under this Section 14 with respect to any Losses exceeding such DeMinimus Amount arising out of any breach of representation or warranty under this Agreement until the aggregate of all individual Losses which exceed the DeMinimus Amount incurred or sustained by the party seeking Indemnification exceeds One Million Five Hundred Thousand Dollars ($1,500,000) and then all Losses over the DeMinimus Amount incurred after reaching such threshold of One Million Five Hundred Thousand Dollars ($1,500,000) shall be recoverable in full. The limitations of this Section 14.I shall not be applicable to claims for Indemnity under Sections 14.B.i), 14.B.ii), 14.B.iii), 14.B.iv), 14.B.v) or Section 14.B.vi) related to breaches of representations and warranties made pursuant to Sections 5.D., 14.B.viii) and 14.B.ix).

       J. Limitation of Liability. Subject to the next sentence, Seller's aggregate liability for Indemnification with respect to all Losses shall in no event exceed an amount equal to Seventy Five Million Dollars ($75,000,000). The preceding sentence shall not limit Seller's liability for Indemnification under Sections 14.B.i), 14.B.ii), 14.B.iii) or 14.B.iv).

       K. Assumptions of Buyer Obligations. After the Closing all obligations and liabilities of Buyer will be assumed by Unifrax which shall become the sole source of Seller's recourse. Buyer will provide Seller with Unifrax's unqualified assumption of all such liabilities and obligations, in a form reasonably satisfactory to Seller.

15. BUYER'S OBLIGATION TO CLOSE. Buyer's obligation to close under this Agreement is subject to the fulfillment, on the Closing Date, of each of the following conditions (except to the extent that Buyer shall have hereafter agreed in writing to waive one or more of such conditions):

       A. Compliance with Agreements. Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to the Closing Date.

       B. Representations and Warranties. The representations and warranties of Seller contained in this Agreement, as updated by Seller in accordance with Section 12.E, that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects on and as of the Closing Date. The disclosures set forth in any such updates will not individually or in the aggregate reflect events, facts or circumstances which have a Material Adverse Effect on the Unifrax Group taken as a whole.

       C. Litigation. There shall not be pending any litigation or proceeding initiated or threatened by any government or agency thereof, to challenge the acquisition by Buyer of the Shares, or restrain or prohibit or otherwise interfere with the consummation of the transactions contemplated by this Agreement.

              Threatened litigation, with respect to the United States, shall mean a recommendation to initiate litigation or proceedings by the Director, Bureau of Competition to the Federal Trade Commission or such recommendation from a Deputy Assistant Attorney General to the United States Department of Justice Assistant Attorney General for Antitrust.

              Notwithstanding the foregoing, Buyer agrees to take any action deemed necessary to resolve proceedings relating to antitrust law that may be so initiated or threatened prior to Closing; provided, however, that nothing in the preceding clause shall obligate Buyer to agree to divest, dispose of, hold separate, license or otherwise limit Buyer's ownership of and entitlement to any business or assets of the Unifrax Group or Buyer or any of its subsidiaries or affiliates.

       D. Governmental Consents. The applicable waiting period under the H-S-R Act and any extension thereof shall have expired.

       E. Financing. Buyer shall have obtained debt financing upon terms reasonably satisfactory to Buyer, in amounts sufficient to permit Buyer to consummate the transactions contemplated hereby.

       F. Insurance. Unifrax shall have obtained a commitment from a reputable liability insurance company to provide product liability insurance to Unifrax on substantially the same terms outlined in the insurance materials previously provided to Buyer.

       G. Board Approval. The transactions contemplated by this Agreement shall have been approved by the Advisory Board of Kirtland Capital Partners on or before June 14, 1996.

       H. Sanborn Property. Legal title to the Sanborn, New York property shall be transferred by Unifrax to a member of the BP Group pursuant to a Quit-claim Deed reasonably satisfactory to Buyer.

16. SELLER'S OBLIGATION TO CLOSE. The obligation of Seller to close under this Agreement is subject to the fulfillment on the Closing Date of each of the following conditions (except to the extent that Seller shall have hereafter agreed in writing to waive one or more of such conditions):

       A. Litigation Affecting Closing. There shall not be pending any litigation or proceeding initiated by any government or agency thereof to challenge the sale by Seller of the Shares, or restrain or prohibit or otherwise interfere with the consummation of the transactions contemplated by this Agreement.

       B. Compliance with Agreement. Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to the Closing Date.

       C. Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

       D. Governmental Consents. The applicable waiting period under the H-S-R Act shall have expired.

17. RECORDS AND COOPERATION. After the Closing Date, Seller and its accountants, attorneys and agents shall have reasonable access to the books and records of the Unifrax Group related to the period up to and including the Closing Date, and Buyer shall notify or cause the Unifrax Group to notify Seller at least thirty (30) days prior to the transfer or disposition of any portion thereof for ten (10) years from the Closing Date and shall allow Seller to make copies or to take possession of any such records designated for destruction. Buyer shall grant, and shall cause the Unifrax Group to grant, all such assistance, including access without subpoena to interview employees, as Seller may reasonably request in connection with any claims, litigation or proceedings to which any member of the BP Group is a party. Seller will reimburse the Unifrax Group for any out-of-pocket costs reasonably incurred in connection with such assistance. After the Closing Date, Buyer and its accountants, attorneys and agents shall have reasonable access to the books and records pertaining to the Unifrax Group retained by any member of the BP Group related to the period up to and including the Closing Date, and Seller shall notify Buyer at least thirty (30) days prior to the transfer or disposition of any portion thereof for ten (10) years from the Closing Date and shall allow Buyer to make copies or to take possession of any such records designated for destruction. Seller shall grant and shall cause the BP Group to grant all such assistance, including access without subpoena to interview employees, as Buyer may reasonably request in connection with any claims, litigation or proceedings to which the Buyer is a party. Buyer will reimburse Seller or the BP Group for any out-of-pocket costs reasonably incurred in connection with such assistance.

18.    TERMINATION RIGHTS.

       A. Termination. This Agreement may be terminated at any time prior to the Closing Date as follows, and in no other manner:

              i)     By mutual consent of Buyer and Seller;

              ii) By any party, if the Closing Date shall not have occurred on or before October 31, 1996 (or such later date as may have been agreed upon in writing by the parties), other than as a result of such party's default or intentional delay hereunder;

              iii) By Seller, if not then in material breach of this Agreement, if Buyer are in material breach of this Agreement and Buyer fails to cure such breach within ten
                     (10) days of its receipt of written notice thereof from Seller;

              iv) By Buyer, if not then in material breach of this Agreement, if Seller is in material breach of this Agreement and Seller fails to cure such breach within ten
                     (10) days of its receipt of written notice thereof from Buyer; or

              v) By any party having a specific right to terminate pursuant to a specific provision of this Agreement.

       B. Effect of Termination. If this Agreement is rightfully terminated other than as a result of a party's material breach, no party, nor any affiliate thereof, shall have any liability for damages as a result of the termination. Buyer, on the one hand, or Seller, on the other, rightfully terminating this Agreement as a result of the other party's or parties' material breach shall retain any claim it may have for damages arising from such breach.

       C. Procedure and Confidentiality. In the event of the termination and abandonment of this Agreement by Seller or Buyer pursuant to this Section 18, written notice thereof shall forthwith be given to the other party. If the transactions contemplated by this Agreement are terminated as provided herein:

              i) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

              ii) All proprietary information received by any party hereto with respect to the business of any other party or its subsidiaries shall be treated in accordance with the provisions of the Confidentiality Agreement between Buyer and BP America Inc. (the "Confidentiality Agreement"), which shall survive the termination of this Agreement; and

              iii) No party to this Agreement will have any liability under this Agreement to the other except (a) as stated in this
                     Section 18, (b) for any willful breach of any provision of this Agreement, and (c) as provided in the Confidentiality Agreement.

19. NOTICES. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall given in writing and delivered personally, faxed, or mailed first class, postage prepaid, by one of the preceding methods, as follows:

       If to Buyer:
                     Unifrax Holding Co.
                     2550 SOM Center Road
                     Suite 105
                     Willoughby Hills, OH  44094

       If to Investment:
                     Unifrax Investment Corp.
                     2550 SOM Center Road
                     Suite 105
                     Willoughby Hills, OH  44094

       If to Seller:
                     The Standard Oil Company
                     200 Public Square (11th floor)
                     Cleveland, Ohio 44114-2375
                     Attention: Corporate Secretary
                     Telecopy: 216/586-4535

       Any party may change the address to which such communications are to be directed to it by giving written notice to the other in the manner specified in this Section 19.

20. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without regard to rules on choice of law.

21.    GENERAL.

       A. Entire Agreement. This Agreement and the attached schedules and exhibits referred to herein set forth the entire agreement and understanding of the parties in respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and undertakings relating to the subject matter hereof (other than the Confidentiality Agreement) including, without limitation, the Stock Purchase Agreement dated June 9, 1996. NO REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENT OF INTENTION HAS BEEN MADE BY ANY PARTY WHICH IS NOT EMBODIED IN OR SUPERSEDED BY THIS AGREEMENT, THE CONFIDENTIALITY AGREEMENT, OR IN THE AGREEMENTS, SCHEDULES OR EXHIBITS REFERRED TO HEREIN, AND EXCEPT AS PROVIDED IN SECTION 14.H NO PARTY SHALL BE BOUND BY OR LIABLE FOR ANY INFORMATION NOT SO SET FORTH, WHETHER IN THE OFFERING CIRCULAR FOR UNIFRAX FORWARDED TO BUYER BY CS FIRST BOSTON CORPORATION, OR OTHERWISE. BUYER'S OBLIGATIONS UNDER THE CONFIDENTIALITY AGREEMENT SHALL NOT SURVIVE THE CLOSING.

       B. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of Seller and Buyer and their successors and assigns.

       C. Amendment. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of any breach of any other term, covenant, representation or warranty.

       D. Headings/Counterpart. The section or paragraph headings contained in this Agreement are for convenient reference only, and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one.

22. DISPUTE RESOLUTION. The parties agree to use their best efforts to settle any disputes pertaining to the validity, scope, performance and/or enforcement of this Agreement. To this end, the parties agree to consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to both parties. If the parties cannot reach a resolution of the dispute within thirty (30) days, either party may refer the dispute to arbitration as set forth hereafter.

       Except as specifically provided in the arbitration provisions set forth in Section 3.C. or the attached Schedule Z, all disputes between the parties hereto, pertaining to the validity, scope, performance and/or enforcement of this Agreement, shall be finally settled by a single arbitrator, who shall be a member of the Bar of the State of Ohio, actively engaged in the practice of law, or a retired member of the Ohio or federal judiciary, pursuant to the then-applicable commercial arbitration rules of the Center For Public Resources Rules for arbitration of business disputes. The arbitration proceeding shall be held in Cleveland, Ohio, at such place as is selected by the Arbitrator. The Arbitrator shall not have the authority to award any remedy or relief that a court in the State of Ohio could not order or grant. Judgment upon the award rendered by the Arbitrator may be entered by any court having jurisdiction thereof. By execution and delivery of this Agreement, the parties hereby irrevocably accept for themselves and as to their respective property, generally and unconditionally, the jurisdiction of the arbitrator described herein.

       INTENDING TO BE LEGALLY BOUND, the parties have duly executed this instrument the day and year first above written.



THE STANDARD OIL COMPANY                   BP EXPLORATION (ALASKA) INC.

By:                                        By:
   ------------------------------             ------------------------------
   Chris C. Clarke                            Chris C. Clarke
Title:  Attorney In Fact                   Title:  Attorney In Fact



BP AMERICA INC.                            UNIFRAX HOLDING CO.

By:                                        By:
   ------------------------------             ------------------------------
   Chris C. Clarke
Title:  Attorney In Fact                   Title:
                                                 ---------------------------



UNIFRAX CORPORATION                        UNIFRAX INVESTMENT CORP.

By:                                        By:
   ------------------------------             ------------------------------
   Chris C. Clarke
Title:  Attorney In Fact                   Title:
                                                 ---------------------------